Discussion Draft: March 12, 2004 4:56 PM

EXHIBIT 4.19

LOAN AGREEMENT

between

AINSWORTH LUMBER CO. LTD.

as the Borrower

and

GMAC COMMERCIAL FINANCE CORPORATION – CANADA

as Agent and as a Lender

dated as of

March 15, 2004

TABLE OF CONTENTS

1. DEFINITIONS	1
1.1 Definitions	1
1.2 Accounting Terms	1
1.3 Interpretation	1
1.4 References	2
1.5 Interest and Fee Calculations and Payments	2
1.6 Interest Act (Canada)	3
2. LOANS AND LETTERS OF CREDIT	3
2.1 Total Facility	3
2.2 Revolving Loans	3
2.3 Letters of Credit	11
2.4 Continuation and Conversion Elections	19
2.5 BA Equivalent Loans	20
3. INTEREST AND OTHER CHARGES	20
3.1 Interest	20
3.2 Default Rate	21
3.3 Unused Line Fee	21
3.4 Maximum Interest Rate	21
3.5 Agency Fee	22
4. PAYMENTS AND PREPAYMENTS	22
4.1 Revolving Loans	22
4.2 Place and Form of Payments; Extension of Time	22
4.3 Application and Reversal of Payments	22
4.4 Indemnity for Returned Payments	23
4.5 Funding Losses	23
4.6 Currency	24
4.7 Payments as Revolving Loans	24
4.8 Taxes	24
4.9 Mandatory Prepayments	25
5. LENDERS’ BOOKS AND RECORDS; MONTHLY STATEMENTS	25
6. COLLATERAL	26
6.1 Grant of Agent’s Liens	26
6.2 Perfection and Protection of Agent’s Liens	27
6.3 Location of Collateral	28
6.4 Title to, Liens on and Sale and Use of Collateral	28
6.5 Appraisals	28
6.6 Access and Examination	29
6.7 Insurance and Condemnation	30
6.8 Collateral Reporting	31

6.9 Accounts	32
6.10 Collection of Accounts; Payments	34
6.11 Inventory	35
6.12 Right to Cure	36
6.13 Power of Attorney	36
6.14 Agent’s Rights, Duties and Liabilities	37
7. BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES	37
7.1 Books and Records	37
7.2 Financial Information	38
7.3 Notices to Agent	40
8. GENERAL WARRANTIES AND REPRESENTATIONS	41
8.1 Authorization, Validity and Enforceability of this Agreement and the Loan Documents	42
8.2 Validity and Priority of Agent’s Liens	42
8.3 Organization and Qualification	42
8.4 Corporate Name; Prior Transactions	43
8.5 Subsidiaries and Affiliates	43
8.6 Financial Statements and Projections	43
8.7 Capitalization	43
8.8 Solvency	43
8.9 Debt	43
8.10 Distributions	44
8.11 Title to Property	44
8.12 Adequate Assets	44
8.13 Real Property; Leases	44
8.14 Trade Names	44
8.15 Litigation	44
8.16 Restrictive Agreements	44
8.17 Labour Disputes	45
8.18 Environmental Laws	45
8.19 No Violation of Law	47
8.20 No Default	47
8.21 Plans	47
8.22 Taxes	48
8.23 Aboriginal Claims	48
8.24 Event of Default	49
8.25 Authority to Incur Debts	49
8.26 No Material Adverse Change	49
8.27 Disclosure	49
8.28 Workers’ Compensation	49
8.29 Real Estate	49
8.30 Material Agreements	50
9. AFFIRMATIVE AND NEGATIVE COVENANTS	50
9.1 Taxes and Other Obligations	50

9.2 Corporate Existence and Good Standing	51
9.3 Compliance with Law and Agreements	51
9.4 Maintenance of Property and Insurance	51
9.5 Environmental Laws	52
9.6 Plans	53
9.7 Mergers, Consolidations, Acquisitions or Sales	53
9.8 Distributions; Capital Changes	53
9.9 Transactions Affecting Collateral or Obligations	54
9.10 Guarantees	54
9.11 Debt	54
9.12 Prepayment	54
9.13 Transactions with Affiliates	54
9.15 Business Conducted	55
9.16 Liens	55
9.17 New Subsidiaries	55
9.18 Restricted Investments	55
9.19 Minimum Availability	55
9.20 Fixed Charge Ratio	55
9.21 Reorganization, Amalgamation and Change of Control	56
9.22 Purchase Agreement	56
9.23 Fiscal Year	56
9.24 Further Assurances	56
10. CLOSING; CONDITIONS TO LENDING	56
10.1 Representations and Warranties; Covenants; Events	56
10.2 Closing Date Conditions	57
10.3 Release of Proceeds; Drawdown Date	58
10.4 Termination of Liens	59
10.5 Deliberately Left Blank	59
10.6 Closing Fee	59
10.7 Payment of Fees and Expenses	59
10.8 Required Approvals	59
10.9 No Material Adverse Change	60
10.10 Proceedings	60
11. DEFAULT; REMEDIES	60
11.1 Events of Default	60
11.2 Remedies	63
12. TERM AND TERMINATION	65
13. AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS	65
13.1 Amendments and Waivers	65
13.2 Assignments; Participations	66
14. THE AGENT	66

14.1 Agent	67
14.2 Agent’s Responsibility	68
14.3 Agent’s Duties	69
14.4 Protection of Agent	70
14.5 Authorized Waivers, Variations and Omissions	71
14.6 Capacity as Agent	71
14.7 Certain Rights of the Agent	71
14.8 Collateral Matters	72
14.9 Restrictions on Actions by Lenders; Sharing of Payments	73
16. MISCELLANEOUS	73
16.1 Cumulative Remedies; No Prior Recourse to Collateral	73
16.2 No Implied Waivers	74
16.3 Severability	74
16.4 Governing Law	74
16.5 Consent to Jurisdiction and Venue; Service of Process	74
16.6 Waiver of Jury Trial, Etc.	75
16.7 Survival of Representations and Warranties	75
16.8 Other Security and Guarantees	75
16.9 Fees and Expenses	76
16.10 Waiver of Notices	77
16.11 Binding Effect; Assignment	77
16.12 Modification	77
16.13 Counterparts	77
16.14 Right of Set-Off	77
16.15 Inability to Determine Rates	78
16.16 Precedence	78
16.17 Confidentiality	78
16.18 Illegality	79
16.19 Increased Costs	79
16.20 Judgment Currency	80
16.21 Notices	81
16.22 Indemnity of the Agent and the Lenders by the Obligors	82
16.23 Limitation of Liability	83
16.24 Captions	83
16.25 Language	83

LOAN AGREEMENT, dated as of March 15, 2004, between GMAC COMMERCIAL FINANCE CORPORATION – CANADA, a Canadian corporation, with offices at 150 York Street, Suite 1314, Toronto, ON M5H 3S5, for itself as a Lender and as Agent, each Person that becomes a Lender hereunder from time to time, and Ainsworth Lumber Co. Ltd., a British Columbia company (the “Borrower”), with offices at 3194 Bentall IV, 1055 Dunsmuir Street, Vancouver B.C. V7X 1L3 and the corporations named on the signature pages hereof as Guarantors (the “Guarantors”).

W I T N E S S E T H

WHEREAS the Borrower has requested that the Lenders provide to the Borrower a revolving credit facility available by way of loans and letters of credit in an amount not exceeding $50,000,000 to provide for the ongoing working capital requirements of the Borrower;

AND WHEREAS the Lenders have agreed to grant such facilities upon and subject to the terms hereof;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, the Agent (as hereinafter defined) and the Lenders hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions

Capitalized terms used herein and in the other Loan Documents shall, unless otherwise provided herein or in the other Loan Documents (as the case may be), have the meanings specified in Schedule 1 hereto (which is hereby made a part of this Agreement).

1.2	Accounting Terms

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

1.3	Interpretation

In this Agreement, (a) the singular includes the plural and vice versa, (b) “in writing” or “written” includes printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception, including telex, telecopy and telegraph, (c) the headings, the table of contents, the Articles and the Sections are inserted for convenience only and are to be ignored in construing this Agreement, (d) a document, notice, note, bill of exchange or other instrument shall be deemed to have been validly signed and executed if it has been signed by either an original signature or a facsimile signature or stamp, and (e) all references to amounts of money shall, unless otherwise indicated, be references to Canadian Dollars.

1.4	References

Any reference made in this Agreement to:

(a)	“Agent” or “Lender” shall so be construed as to include its successors and permitted assigns;

(b)	A time of day is, unless otherwise stated, a reference to Toronto time;

(c)	Sections, Articles, Exhibits or Schedules is, unless otherwise indicated, a reference to Sections and Articles of this Agreement and to Exhibits and Schedules to this Agreement, as the case may be. The provisions of each Exhibit and Schedule shall constitute provisions of this Agreement as though repeated at length herein;

(d)	A “fiscal quarter” means, in relation to an Obligor, one of the four (4) consecutive periods in each Fiscal Year each of three (3) months in duration;

(e)	The phrase “Agreement” means this Loan Agreement as it may be amended, revised, restated or replaced from time to time and unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation and (iii) all references in any Loan Documents to a “credit agreement” between the Borrower, Agent and the Lenders shall be deemed to be a reference to this Loan Agreement;

(f)	This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation; and

(g)	all references to parties herein shall unless otherwise expressly provided, include each such party’s successors and permitted assigns.

1.5	Interest and Fee Calculations and Payments

Unless otherwise stated wherever in this Agreement reference is made to a rate of interest or fee “per annum” or a similar expression is used, such interest or fee will be calculated on the basis of a calendar year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be. Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest. All payments of interest to be made hereunder will be paid both before and after maturity and before and after default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

1.6	Interest Act (Canada)

For the purposes of this Agreement, whenever interest or a fee to be paid hereunder is to be calculated on the basis of any other period of time that is less than a calendar year, the yearly rate of interest or the yearly fee to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by such other period of time, as the case may be.

2.	LOANS AND LETTERS OF CREDIT

2.1	Total Facility

Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to $50,000,000 for the Borrower’s use from time to time during the term of this Agreement. This credit facility shall consist of a revolving line of credit consisting of Revolving Loans and Letters of Credit as described in Sections 2.2 and 2.3.

2.2	Revolving Loans

(a)	Amounts. Subject to the terms and conditions of this Agreement and relying upon each of the representations and warranties of the Borrower and the Guarantors set forth in each of the Loan Documents, each Lender severally, but not jointly, agrees to make Loans and issue Letters of Credit to the Borrower, at any time and from time to time on and after the Closing Date and until the Maturity Date, in an aggregate principal amount at any time outstanding not to exceed (except for GMAC CF with respect to Non-Rateable Loans and except for the Agent with respect to Agent Advances) such Lender’s Pro Rata Share of the lesser of (x) the Borrowing Base in effect at such time and (y) the Maximum Revolving Credit Line, consisting of Revolving Loans and Letters of Credit as described in Sections 2.2 and 2.3 hereof, respectively (the “Revolving Credit Facility”). The Lenders, however, in their unanimous discretion, may elect to exceed the limits of the Availability of the Borrower on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Availability of the Borrower or to be obligated to exceed the limits of the Availability of the Borrower on any other occasion. If, at any time, the unpaid balance of the Revolving Loans plus the L/C Reserve exceeds the Borrowing Base, or the unpaid balance of the Revolving Loans plus the aggregate face amount of all Letters of Credit exceeds the Maximum Revolving Credit Line, then the Lenders may refuse to make or otherwise restrict Revolving Loans and/or Letters of Credit on such terms as the Lenders determine until such excess has been eliminated and the Borrower shall immediately repay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, an amount equal to such excess, subject to the Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 2.2(h).

(b)	Notice of Borrowing. Subject to paragraph (g) below, whenever the Borrower desires to borrow revolving loans under this Section 2.2 (the “Revolving Loans”), the Borrower shall deliver to the Agent a written request substantially in the form of Exhibit G-5 hereto (a “Notice of Borrowing”) signed by an authorized officer of the Borrower, no later than, in the case of the Revolving Credit Facility (i) 11:00 a.m. (Toronto time) on the requested Drawdown Date, in the case of requests for Prime Rate Loans or (ii) 10:00 a.m. (Toronto time) two (2) Business Days prior to the requested Drawdown Date in the case of requests for BA Equivalent Loans. The Notice of Borrowing shall, with respect to any Loans requested, specify (i) the requested Drawdown Date (which shall be a Business Day), (ii) the aggregate amount of the requested Loans, (iii) whether the Loans requested are to be Prime Rate Loans or BA Equivalent Loans, and (iv) if the requested Loans are to be BA Equivalent Loans, the requested BA Equivalent Interest Period. In lieu of delivering the above-described Notice of Borrowing, the Borrower may give the Agent telephonic notice of such request by the required time; provided, however, that such telephonic notice shall be confirmed in writing by delivery to the Agent (A) promptly and in any event by no later than 12:00 noon (Toronto time) on the same day of a telecopy of a Notice of Borrowing which has been signed by an authorized officer of the Borrower, and (B) only if requested by the Agent, of a Notice of Borrowing containing the original signature of an authorized officer of the Borrower, delivered by the Borrower to the Agent to be received by the Agent no later than the next Business Day such notice is given. Unless otherwise agreed with the Agent, in the event that the terms of any confirmatory Notice of Borrowing referred to in the proviso contained in the immediately preceding sentence shall conflict with the telephonic notice with respect to which it was delivered, the terms of such telephonic notice shall govern and the Agent at all times shall be entitled to rely on such telephonic evidence, regardless of whether any such written confirmation is received by the Agent.

(c)	Reliance upon Authority. On or prior to the Closing Date and thereafter prior to any change with respect to any of the information contained in the following clauses (i) and (ii), the Borrower shall deliver to the Agent a writing setting forth (i) the account(s) to which the Agent is authorized to transfer the proceeds of the Loans requested by the Borrower pursuant to this Section 2.2, and (ii) the names of the officers authorized to request Loans on behalf of the Borrower, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer’s authority to request Loans on behalf of the Borrower, the proceeds of which are to be transferred to any of the accounts specified by the Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized by the Borrower to make such requests on its behalf.

(d)	No Liability. The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in Sections 2.2(b) and (c), which notice the Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request Loans on its behalf or for otherwise acting in good faith under this Section 2.2, and the crediting of Loans to the Borrower’s deposit account, or transmittal to such Person as the Borrower shall direct, shall conclusively establish the obligation of the Borrower to repay such Revolving Loans as provided herein. Nothing herein shall, however, release or be deemed to release the Agent in respect of its gross negligence or wilful misconduct.

(e)	Notice Irrevocable. Except to the extent otherwise permitted to the contrary pursuant to the provisions of Section 15.15, any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.2(b) shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)	Deliberately Left Blank.

(g)	Overdraft Loans. In the event that the accounts of the Borrower are opened and maintained with a Lender, whenever a cheque or other item is presented for payment against such account in an amount greater than the then available balance in such account (an “Overdraft Loan”), such presentation shall be deemed to constitute a Notice of Borrowing for a Loan on the date of such notice in the amount of such Overdraft Loan, bearing interest by reference to the Prime Rate.

(h)	Agent’s Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to Section 2.2(b), the Agent shall elect, in its discretion, (i) to have the terms of Section 2.2(i) apply to such requested Borrowing, or (ii) to request GMAC CF to make a Non-Rateable Loan pursuant to the terms of Section 2.2(j) in the amount of the requested Borrowing; provided, however, that if GMAC CF declines in its sole discretion to make a Non-Rateable Loan pursuant to Section 2.2(j), the Agent shall elect to have the terms of Section 2.2(i) apply to such requested Borrowing.

(i)	Making of Revolving Loans.

(i)	In the event that the Agent shall elect to have the terms of this Section 2.2(i) apply to a requested Borrowing as described in Section 2.2(h), then promptly after receipt of a Notice of Borrowing or telephonic notice pursuant to Section 2.2(b), the Agent shall notify the Lenders by telecopy, telephone or other similar form of transmission of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the

Agent in immediately available funds, to such account of the Agent as the Agent may designate, not later than 10:00 a.m. (Toronto time) on the Drawdown Date applicable thereto. After the Agent’s receipt of the proceeds of such Revolving Loans, the Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Drawdown Date by transferring same day funds equal to the proceeds of such Revolving Loans received by the Agent to the account of the Borrower, designated in writing by the Borrower and acceptable to the Agent; provided, however, that the amount of Revolving Loans so made on any date shall in no event exceed the Availability on such date.

(ii)	Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Drawdown Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following such Drawdown Date make such amount available to the Agent, together with interest at the rate then applicable to Prime Rate Loans for each day during such period. A notice by the Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Drawdown Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising such Borrowing. The failure of any Lender to make any Revolving Loan on any Drawdown Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of any obligation hereunder to make a Revolving Loan on such Drawdown Date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on any Drawdown Date.

(iii)	The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender’s

benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so re-lent to the Borrower shall bear interest at the rate applicable to Prime Rate Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (B) the Unused Line Fee shall accrue in favour of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders rateably based upon their relative Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

(iv)	At the Borrower’s request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the Borrower shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments hereunder. Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees, without premium or discount.

(j)	Making of Non-Rateable Loans.

(i)	In the event the Agent shall elect, with the consent of GMAC CF, to have the terms of this Section 2.2(j) apply to a requested Borrowing as described in Section 2.2(h), GMAC CF shall make a Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by GMAC CF pursuant to this Section 2.2(j) being referred to as a “Non-Rateable Loan” and such Revolving Loans being referred to collectively as “Non-Rateable Loans”) available to the Borrower on the Drawdown Date applicable thereto by transferring same day funds to an account of the Borrower, designated in writing by the Borrower and acceptable to the Agent. Each Non-Rateable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to GMAC CF solely for its own account (and for the account of the holder of any participation interest with respect to such Non-Rateable Loan). The Agent shall not request GMAC CF to make any Non-Rateable Loan if (A) the Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Section 10 will not be satisfied on the requested Drawdown Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Drawdown Date. The Agent shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 10 have been satisfied or the requested Borrowing would exceed the Availability on the Drawdown Date applicable thereto prior to making, in its sole discretion, any Non-Rateable Loan.

(ii)	The Non-Rateable Loans shall be secured by the Agent’s Liens in and to the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to the Revolving Loans from time to time.

(k)	Agent Advances.

(i)	Subject to the limitations set forth in the provisos contained in this Section 2.2(k), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 9.23 have not been satisfied, to make Prime Rate Loans to the Borrower on behalf of the Lenders which the Agent deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 15.9 (any of the advances described in this Section 2.2(k) being hereinafter referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Agent’s authorization contained in this Section 2.2(k) to make Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Agent’s receipt thereof and that the principal amount of Agent Advances outstanding shall not be permitted to exceed $5,000,000;

(ii)	The Agent Advances shall be repayable on demand and secured by the Agent’s Liens in and to the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to Prime Rate Loans from time to time. The Agent shall notify the Borrower and each Lender in writing of each such Agent Advance.

(l)	Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Agent, GMAC CF, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Non-Rateable Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)	The Agent shall request settlement (“Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Agent, (A) on behalf of GMAC CF, with respect to each outstanding Non-Rateable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, no later than 11:00 a.m. (Toronto time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than GMAC CF, in the case of Non-Rateable Loans and the Agent in the case of Agent Advances) shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Rateable Loans and Agent Advances with respect to which Settlement is requested available to the Agent, to such account of the Agent as the Agent may designate, not later than 1:00 p.m. (Toronto time), on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Section 10 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Non-Rateable Loan or Agent Advance and, together with the portion of such Non-Rateable Loan or Agent Advance representing GMAC CF’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall (A) on behalf of GMAC CF, with respect to each outstanding Non-Rateable Loan, and (B) for itself, with respect to each Agent Advance be entitled to recover such amount on demand from such Lender together with interest thereon at the Interest Rate then applicable to the Revolving Loans.

(ii)	Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Non-Rateable Loan or Agent Advance), each other Lender (A) shall irrevocably and unconditionally purchase and receive from GMAC CF or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Rateable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Rateable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Rateable Loans or Agent Advances, upon demand by GMAC CF or Agent, as applicable, shall pay to GMAC CF or Agent, as applicable, as the purchase price of such participation an amount equal to 100% of such Lender’s Pro Rata Share of such Non-Rateable Loans or Agent Advances. If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Interest Rate then applicable to Prime Rate Loans.

(iii)	From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Rateable Loan or Agent Advance pursuant to clause (ii) preceding, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Non-Rateable Loan or Agent Advance.

(iv)	Between Settlement Dates, the Agent, to the extent no Agent Advances are outstanding, may pay over to GMAC CF any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to GMAC CF’s Revolving Loans including Non-Rateable Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to GMAC CF’s Revolving Loans (other than to Non-Rateable Loans or Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to Section 2.2(l)(ii) above), as provided for in the previous sentence, GMAC CF shall pay to the Agent for the account of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, GMAC CF with respect to Non-Rateable Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Rateable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by GMAC CF, the Agent and the other Lenders.

(v)	Unless the Agent has received written notice from a Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Section 10 have been satisfied and the requested Borrowing will not exceed Availability on any Drawdown Date for a Revolving Loan or Non-Rateable Loan.

(m)	Notation. The Agent shall record on its books the principal amount of the Revolving Loans owing to each Lender, including the Non-Rateable Loans owing to GMAC CF, and the Agent Advances owing to the Agent, from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Revolving Loans in its books and records, including computer records, such books and records constituting presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(n)	Lenders’ Failure to Perform. All Revolving Loans (other than Non-Rateable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

2.3	Letters of Credit

(a)	Agreement to Issue or Cause to Issue. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrower herein set forth, the Agent, upon the Borrower’s written request, agrees, (A) to cause Letters of Credit to be issued for the Borrower’s account or (B) to provide credit support or enhancement or otherwise confirm payment (any such credit support, enhancement or payment confirmation being referred to as “Credit Support”) to the Letter of Credit Issuer in accordance with this Section 2.3 from time to time during the term of this Agreement.

(b)	Amounts; Outside Expiration Date. The Agent shall not have any obligation to take steps to issue or cause to be issued any Letter of Credit or provide any Credit Support if: (i) the maximum face amount of the requested Letter of Credit or for which Credit Support is requested, plus the aggregate undrawn face amount of all outstanding Letters of Credit under the Revolving Credit Facility is greater than the Unused Letter of Credit Subfacility at such time; or (ii) the maximum face amount of the requested Letter of Credit or for which Credit Support is requested, and all commissions, fees, and charges due from the Borrower in connection with the opening thereof, would cause the Availability to be exceeded at such time, or the unpaid Revolving Loans plus the aggregate undrawn face amount of all outstanding Letters of Credit due from the Borrower, to exceed the Maximum Revolving Credit Line Limit. All reasonable and customary payments made and expenses incurred by the Letter of Credit Issuer and/or Agent pursuant to or in connection with the Letters of Credit, including applicable fees and expenses, will be charged to the Borrower’s loan account as Revolving Loans.

(c)	Other Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent herein provided, the obligation of the Agent to issue or cause to be issued any Letter of Credit or to provide any Credit Support is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

(i)	The Borrower shall have delivered to Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer of the Letter of Credit for the issuance of the Letter of Credit and such other documents as may be reasonably required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Letter of Credit Issuer and the Agent; and

(ii)	As of the date of issuance, no order of any court, arbitrator or Public Authority shall purport by its terms to enjoin or restrain banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to banks generally and no request or directive (whether or not having the force of law) from any Public Authority with jurisdiction over banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

(d)	Issuance of Letters of Credit.

(i)	Request for Issuance. The Borrower shall give the Agent three (3) Business Days’ prior written notice of the Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower shall attach to such notice the proposed form of the Letter of Credit that the Agent is requested to cause to be issued.

(ii)	Responsibilities of the Agent; Issuance. The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Letter of Credit set forth in the notice from the Borrower pursuant to Section 2.3(d)(i), (A) the amount of the applicable Unused Letter of Credit Subfacility and (B) the Availability as of such date. If (i) the amount of the requested Letter of Credit is not greater than the Unused Letter of Credit Subfacility and (ii) the amount of such requested Letter of Credit and all commissions, fees, and charges due from the

Borrower in connection with the opening thereof would not exceed the Availability, the Agent shall, so long as the other conditions hereof are met, cause the Letter of Credit Issuer to issue the requested Letter of Credit on such requested effective date of issuance.

(iii)	Notice of Issuance. On each Settlement Date, the Agent shall give notice to each Lender of the issuance of all Letters of Credit issued since the last Settlement Date.

(iv)	No Extensions or Amendment. The Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 2.3 are met as though a new Letter of Credit were being requested and issued. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent, not less than thirty (30) days prior to the last date on which the applicable issuer can in accordance with the terms of the applicable Letter of Credit decline to extend or renew such Letter of Credit, written notice that it declines to consent to any such extension or renewal; provided that if all of the requirements of this Section 2.3 are met and no Default or Event of Default exists, no Lender shall decline to consent to any such extension or renewal.

(e)	Payments Pursuant to Letters of Credit.

(i)	Payment of Letter of Credit Obligations. The Borrower agrees immediately upon demand to reimburse the Letter of Credit Issuer for any draw under any Letter of Credit and the Agent for the account of the Lenders upon any payment pursuant to any Credit Support, and to pay the Letter of Credit Issuer the amount of all other obligations and other amounts payable to such Letter of Credit Issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defence or other right which the Borrower may have at any time against such issuer or any other Person.

(ii)	Revolving Loans to Satisfy Reimbursement Obligations. Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Agent for a Borrowing of a Prime Rate Loan in the amount of such drawing. The Drawdown Date with respect to such Borrowing shall be the date of such drawing. The amount of any drawing under a Letter of Credit denominated in a currency other than Canadian Dollars shall be converted into Canadian Dollars at the Agent’s spot buying rate in New York, New York as at approximately noon (Toronto time) on the date of such drawing.

(f)	Participations.

(i)	Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 2.3(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Agent to the Letter of Credit Issuer, if not the Agent, in connection with the issuance of such Letter of Credit (including all obligations of the Borrower with respect thereto, and any security therefor or guarantee pertaining thereto).

(ii)	Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from the Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Lender pursuant to Section 2.3(e)(e)(ii), the Agent shall promptly pay to such Lender such Lender’s Pro Rata Share of such payment from the Borrower. Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 11 a.m. (Toronto time) on such Business Day and otherwise on the next succeeding Business Day.

(iii)	Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

(iv)	Obligations Irrevocable. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to its participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit or Credit Support was issued to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including any of the following circumstances:

1.	any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

2.	the existence of any claim, setoff, compensation, defence or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this

Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Person and the beneficiary named in any Letter of Credit);

3.	any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

4.	the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

5.	the occurrence of any Default or Event of Default; or

6.	the failure of the Borrower or the Guarantors to satisfy the applicable conditions precedent set forth in Section 10.

(g) Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower received by the Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

(h)	Indemnification; Exoneration; Power of Attorney.

(i)	Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save the Lenders, Letter of Credit Issuer and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable legal fees) which any Lender, Letter of Credit Issuer or the Agent (other than GMAC CF in its capacity as Letter of Credit Issuer) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any Credit Support or enhancement in connection therewith, other than as a result of its gross negligence or wilful misconduct. The agreement in this Section 2.3(h)(i) shall survive payment of all Obligations. Nothing contained in this Agreement is intended to limit the Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between the Borrower and the Letter of Credit Issuer.

(ii)	Assumption of Risk by the Borrower. As among the Borrower, the Lenders, and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, except to the extent the result of its own gross negligence or wilful misconduct, the Lenders and the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Public Authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this Section 2.3(h). Nothing contained in this Agreement is intended to limit the Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between the Borrower and the Letter of Credit Issuer.

(iii)	Exoneration. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or any Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person. Nothing contained in this Agreement is intended to limit the Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between the Borrower and the Letter of Credit Issuer.

(iv)	Indemnification by Lenders. The Lenders agree to indemnify the Letter of Credit Issuer (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder) rateably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or wilful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Borrower to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Borrower. The agreement contained in this Section shall survive payment in full of all Obligations.

(v)	Power of Attorney. In connection with all Inventory financed by Letters of Credit, the Borrower hereby appoints the Agent, or the Agent’s designee, as its attorney, with full power and authority: (a) to sign and/or endorse the Borrower’s name upon any warehouse or other receipts; (b) to sign the Borrower’s name on bills of lading and other negotiable and non-negotiable documents; (c) to clear Inventory through customs in the Agent’s or the Borrower’s name, and to sign and deliver to customs officials powers of attorney in the Borrower’s name for such purpose; (d) to complete in the Borrower’s or the Agent’s name, any order, sale, or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; and (e) to do such other acts and things as are necessary in order to enable the Agent to obtain possession or control of the Inventory and to obtain payment of the Obligations. Neither the Agent nor its designee, as the Borrower’s attorney, will be liable for any acts or omissions, nor for any error of judgment or mistakes of fact or law, except for the Agent’s or such designee’s gross negligence or wilful misconduct. This power, being coupled with an interest, is irrevocable until all Obligations have been paid and satisfied.

(vi)	Account Party. The Borrower hereby authorizes and directs any Letter of Credit Issuer to name the Borrower as the “Account Party” therein and to deliver to the Agent (and, of which, the Agent shall provide a copy to the Borrower) all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(vii)	Control of Inventory. In connection with all Inventory financed by Letters of Credit, the Borrower will, at the Agent’s request, instruct all suppliers,

carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, cheques, Inventory, documents or instruments in which the Agent holds a Lien to deliver them to the Agent and/or subject to the Agent’s order, and if they shall come into the Borrower’s possession, to deliver them, upon request, to the Agent in their original form. The Borrower shall also, at the Agent’s request, designate the Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(i)	Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of Section 2.3(b) and Section 12, any Letter of Credit or Credit Support is outstanding upon the termination of this Agreement, then upon such termination the Borrower shall deposit with the Agent, for the rateable benefit of the Agent and the Lenders, with respect to each Letter of Credit or Credit Support then outstanding, as the Required Lenders, in their discretion shall specify, either (A) a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments to be made by the Agent and the Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such Letter of Credit or Credit Support, or (B) cash in amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent or the Lenders under such Letter of Credit or such Credit Support and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the rateable benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.

(j)	Compensation for Letters of Credit.

(i)	Letter of Credit Fee. The Borrower agrees to pay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit issued or Credit Support at its request, a commission (the “L/C Fee”) in an amount equal to the Applicable Margin applicable to BA Equivalent Loans on the face amount of such Letter of Credit, provided, however, that if any Event of Default occurs, then, from and after the date such Event of Default occurs until it is cured, or the Letter of Credit cancelled, as the case may be, the L/C Fee shall be the fee otherwise applicable plus the Default Rate. The L/C Fee will be payable monthly, in arrears, on the first Business Day of each month commencing in the month following the Issue Date of the Letter of Credit.

(ii)	Issuer Fees and Charges. In addition to the L/C Fee referred to above, the Borrower shall, in connection with any Letter of Credit issued at its request, pay to the Letter of Credit Issuer of any Letter of Credit (for its own account), such customary fees and other charges as are charged for letters of credit issued by it, including, without limitation, fronting fees, its standard fees for issuing, administering, amending, renewing, processing, paying and cancelling letters of credit and all other standard fees associated with issuing or servicing letters of credit, as and when assessed.

2.4	Continuation and Conversion Elections.

(a)	The Borrower may, upon irrevocable written notice to the Agent in accordance with Section 2.4(b):

(i)	elect, as of any Business Day, in the case of Prime Rate Loans, to convert any such Loan (any part thereof in any amount not less than $500,000 or that is in an integral multiple of $500,000 in excess thereof) into a BA Equivalent Loan or, as of any Business Day at the end of any Interest Period applicable thereto, in the case of BA Equivalent Loans, to convert any such Loan (or any part thereof) into a Prime Rate Loan;

(ii)	elect, as of the last day of the applicable Interest Period, to continue any BA Equivalent Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000 or that is in an integral multiple of $500,000 in excess thereof);

provided, that if at any time the aggregate amount of BA Equivalent Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $500,000 such BA Equivalent Loans shall automatically convert into Prime Rate Loans.

(b)	The Borrower shall deliver a notice of conversion/continuation (“Notice of Continuation/Conversion”) in the form of Exhibit G-6 to be received by the Agent not later than 10:00 a.m. (Toronto time) at least two (2) Business Days in advance of the Continuation Date or Conversion Date, as the case may be, if the Loans are to be converted into or continued as BA Equivalent Loans and otherwise by 10:00 a.m. on the Continuation Date or Conversion Date, as the case may be, if the Loans are to be converted into Prime Rate Loans and specifying:

(i)	the proposed Continuation Date or Conversion Date, as the case may be;

(ii)	the type and aggregate amount of Loans to be converted or renewed;

(iii)	the type of Loans resulting from the proposed conversion or continuation; and

(iv)	in the case of conversions into or continuances of BA Equivalent Loans, the duration of the requested Interest Period provided that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.

(c)	If upon the expiration of any Interest Period applicable to BA Equivalent Loans, the Borrower has failed to deliver a Notice of Conversion/Continuation on a timely basis in respect of such Interest Period to be applicable to BA Equivalent Loans or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such BA Equivalent Loans into Prime Rate Loans effective as of the expiration date of such Interest Period.

(d)	The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation. All conversions and continuations shall be made rateably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)	During the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued as a BA Equivalent Loan.

(f)	After giving effect to any conversion or continuation of Loans, there may not be more than three (3) different Interest Periods in effect hereunder.

2.5	BA Equivalent Loans

BA Equivalent Loans may be drawn down by the Borrower at any time and from time to time in a minimum principal amount of $500,000 and for terms of one (1), two (2), three (3) or six (6) months by irrevocable written notice of its intention to make a Drawdown given to the Agent not later than 12:00 noon (Toronto time) two (2) Business Days prior to the Drawdown Date. Notwithstanding anything to the contrary herein, at no time shall the Borrower request or be permitted to have outstanding any BA Equivalent Loans having Interest Periods expiring after the Maturity Date.

3.	INTEREST AND OTHER CHARGES

3.1	Interest

The Borrower shall pay the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, interest on the unpaid principal balance of the Loans made to it at a fluctuating (except for BA Rate) per annum rate equal to:

(a)	in the case of Prime Rate Loans, the Prime Rate in effect from time to time plus the Applicable Margin per annum;

(b)	in the case of BA Equivalent Loans, the BA Rate plus the Applicable Margin per annum.

Each change in the Prime Rate shall be reflected in the foregoing interest rates as of the effective date of such change. All interest under this Section 3.1 will be payable in arrears to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, on each Interest Payment Date for such Loan, for the period from and including the Drawdown Date or the preceding Conversion Date, Rollover Date or Interest Payment Date of such Loan, as the case may be, for such Loan to but excluding such Interest Payment Date and shall be calculated on the principal amount of the Loan outstanding during such period and on the actual number of days elapsed.

3.2	Default Rate

If any Event of Default occurs, then, from the date such Event of Default occurs until it is cured or is otherwise no longer continuing, or until all Obligations are paid and performed in full, as the case may be, the Borrower will be obligated to pay interest on the unpaid principal balances of its Loans at a per annum rate 2% greater than the Interest Rate otherwise specified herein and applicable thereto (the “Default Rate”).

3.3	Unused Line Fee

For every month during the term of this Agreement and until all Obligations have been paid and performed in full, the Borrower shall pay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, a fee (the “Unused Line Fee”) in an amount equal to the Unused Line Fee Percentage per annum, multiplied by the amount by which (x) the Maximum Revolving Credit Line exceeds (y) the sum of (i) the average closing daily balance outstanding of the Revolving Loans during such month and, (ii) the face amount of Letters of Credit and Credit Support. The Unused Line Fee shall be calculated on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366), as applicable, days and the actual days elapsed and shall be payable on the first Business Day (unless extended to up to the fifth Business Day by the Agent in its discretion) of each month with respect to the prior month.

3.4	Maximum Interest Rate

In no event shall any Interest Rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.4, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrower such excess.

3.5	Agency Fee

The Borrower agrees to pay the Agent, for the sole account of the Agent, an agency fee of $50,000 payable annually by the Borrower to the Agent, for the sole account of the Agent, on the Closing Date and each anniversary thereof during the Term, which fee shall be fully earned on payment.

4.	PAYMENTS AND PREPAYMENTS

4.1	Revolving Loans

The Borrower shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon and all fees payable hereunder payable by it, upon the termination of this Agreement for any reason. In addition, and without limiting the generality of the foregoing, the Borrower shall pay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, on demand, the amount by which (i) the unpaid principal balance of the Revolving Loans plus the L/C Reserve at any time exceeds the Borrowing Base or (ii) the unpaid balance of Revolving Loans plus the L/C Reserve at any time exceeds the Maximum Revolving Credit Line, at such time.

4.2	Place and Form of Payments; Extension of Time

All payments of principal, interest, premium and other sums due to the Lenders shall be made to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares at the Agent’s address set forth in or specified pursuant to Section 15.21. Except as otherwise expressly provided herein, and except for Proceeds received directly by the Agent or the Lenders, all such payments shall be made in immediately available funds on the date specified herein. If any payment of principal, interest, premium or other sum to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension. Payments received by the Agent before 3:00 p.m. on a Business Day will be given value on that Business Day. All payments received by the Agent after 3:00 p.m. will be given value on the next following Business Day.

4.3	Application and Reversal of Payments

Principal and interest payments shall be apportioned rateably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned rateably among the Lenders. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, rateably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent from the Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, to pay interest due in respect of all Revolving Loans, including Non-Rateable Loans and Agent Advances; fourth, to pay or prepay principal of the Non-Rateable Loans and Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than Non-Rateable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; and sixth, to the payment of any other Obligation due to the Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any BA Equivalent Loan, except (a) on the expiration date of the Interest Period applicable to any such BA Equivalent Loan, or (b) in the event, and only to the extent, that there are no outstanding Prime Rate Loans. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a settlement delay as provided for in Section 2.2(l). The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

4.4	Indemnity for Returned Payments

     If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrower shall be liable to pay to the Agent and the Lenders, and hereby does indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 4.4 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.4 shall survive the termination of this Agreement.

4.5	Funding Losses

Without limitation to Section 15.9, the Borrower shall reimburse the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, and hold the Agent and the Lenders harmless from any loss or expense which such Lender or the Agent sustains or incurs as a consequence of:

(a)	the failure of the Borrower to borrow, continue or convert a BA Equivalent Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a notice of conversion or continuation; and

(b)	the prepayment or other payment (including after acceleration thereof) of any BA Equivalent Loan on a day that is not the last day of the relevant Interest Period,

including any such loss or expense arising from the liquidation or re-employment of funds obtained by it to maintain its BA Equivalent Loans or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.

4.6	Currency

All Obligations shall be payable to the Agent in the currency in which they are denominated.

4.7	Payments as Revolving Loans

All payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including all reimbursement for expenses pursuant to Section 15.9, may, at the option of the Agent, in its sole discretion, subject only to the terms of this Section 4.7, be paid from the proceeds of, or charged to the Borrower’s account as, Revolving Loans made hereunder under the Revolving Credit Facility, whether made following a request by the Borrower pursuant to Section 2.2 or a deemed request as provided in this Section 4.7. The Borrower hereby irrevocably authorizes the Agent to make Revolving Loans for the purpose of paying principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including reimbursing expenses pursuant to Section 15.9, and agrees that all such Revolving Loans so made shall be deemed to have been requested by it pursuant to Section 2.2, as of the date of the aforementioned notice.

4.8	Taxes

Any and all payments by the Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding, for any Taxes. In addition, the Borrower shall pay all Other Taxes.

The Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Lender or the Agent as a result of the transactions contemplated by this Agreement and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date such Lender or the Agent makes written demand therefor.

If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

the sum payable to the Agent or Lender shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

the Borrower shall make such deductions and withholdings;

the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

without duplication of amounts paid under clause (i), the Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

Notwithstanding anything in this Section 4.8, the Borrower shall not be required to pay to the Agent or any Lender any greater amount on account of Taxes or Other Taxes required to be withheld in connection with any payment required to be made hereunder than the Borrower would have otherwise had to pay hereunder had GMAC CF been the recipient or beneficiary of the payment.

Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

4.9	Mandatory Prepayments

In addition to any mandatory prepayment provided for elsewhere herein, the Borrower obligated in respect thereof shall repay the entire unpaid principal balance of the Revolving Loans and all other Obligations, including all accrued but unpaid interest and any other amounts payable hereunder, upon the earlier to occur of (i) the Maturity Date and (ii) the termination of this Agreement in accordance with the terms hereof.

5.	LENDERS’ BOOKS AND RECORDS; MONTHLY STATEMENTS

     The Borrower agrees that the Agent’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie (absent error in the Agent’s books) proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrower a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 4.3 and corrections of errors discovered by the Agent), unless the Borrower notifies the Agent in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objection is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

6.	COLLATERAL

6.1	Grant of Agent’s Liens

(a)	Without limitation to any other provision hereof or the Loan Documents, as security for all Obligations of the Borrower, the Obligors shall, prior to or on the Closing Date, grant to the Agent (for the benefit of itself and the Lenders) and on the date of making each subsequent Loan or issuing any Letter of Credit on behalf of the Borrower, the Agent (for the benefit of itself and the Lenders) shall hold, a continuing first-ranking (subject only to Permitted Liens) and perfected and duly registered security interest in, lien on, hypothec of and assignment of, all Receivables Collateral and Inventory of the Obligors, now owned or hereafter acquired, and the Proceeds thereof (including without limitation, all spare parts inventory, all moneys, securities and other property and the Proceeds thereof, now or hereafter held or received by, or in transit to, the Agent or any of the Lenders from or for the Obligors, whether for safekeeping, pledge, custody, transmission, collection or otherwise, including, without limitation, all of the Obligors’ deposit accounts and cash in possession of, or under the control of Agent, Lenders or any of their respective Affiliates), and all books, records, ledger cards, data processing records, computer software, licences, marks, trademarks and other property and other general intangibles at any time evidencing or relating to the Receivables Collateral or Inventory, (all of the foregoing, together with any other Property of the Obligors in which the Agent and/or any of the Lenders may at any time be granted a Lien, being herein collectively referred to as the “Collateral”). The Agent and the Lenders shall have all of the rights of a secured party with respect to the Collateral under the PPSA and the other laws of British Columbia, Alberta, Ontario and of any other applicable jurisdiction.

(b)	All Loans and Letters of Credit shall be coterminous on the Maturity Date (which shall not, for greater certainty, require that Letters of Credit have the same maturity dates), cross-defaulted, cross-guaranteed, and cross-collateralized. All Obligations and Guaranteed Obligations shall be secured by the Collateral. The Agent may, in its sole discretion (subject only to its obligations, if any, to the Lenders as herein provided), exchange, waive or release any of the Collateral and, upon the occurrence of an Event of Default which is continuing or during the exercise by the Agent and/or the Lenders of its and their rights as provided in Section 11.2, (i) apply Collateral and direct the order or manner of sale thereof as the Agent may determine, and (ii) settle, compromise, collect or otherwise liquidate any Collateral in any manner, subject to compulsory provisions of law, all without affecting the Obligations or the Agent’s and/or Lenders’ right to take any other action with respect to any other Collateral.

6.2	Perfection and Protection of Agent’s Liens

Each of the Obligors shall, at its own expense, perform, do, execute and deliver all steps, acts, things and documents as may be requested by the Agent at any time to register, file, signify, publish, perfect, maintain, protect and enforce the Agent’s Liens including, without limitation, at the request of the Agent:

(a)	executing, registering and recording of the Loan Documents and executing and filing financing or continuation statements or applications for registration or publication, and amendments thereof, in form and substance satisfactory to the Agent;

(b)	delivering to the Agent the originals of all instruments, documents, chattel paper and all other Collateral of which the Agent determines it should have physical possession in order to perfect and protect the Agent’s Liens therein, duly endorsed or assigned to the Agent without restriction;

(c)	delivering to the Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued;

(d)	upon and during the continuance of an Event of Default or upon the exercise by the Agent and/or the Lenders of its and their rights under Section 11.2, transferring Inventory to warehouses designated by the Agent;

(e)	placing notations on the Obligors’ books of account to disclose the Agent’s Liens;

(f)	delivering to the Agent all letters of credit in respect of Receivables on which any of the Obligors is named beneficiary; and

(g)	taking such other steps as are deemed necessary by the Agent to maintain the Agent’s Liens and the priority thereof.

To the extent permitted by applicable law, the Agent may file, without the Obligors’ signature, one or more financing statements or registration disclosing the Agent’s Liens. Each of the Obligors agrees that a carbon, photographic, photostatic or other reproduction of any Loan Document or of a financing statement is sufficient as a financing statement.

If any Collateral having a value in the aggregate in excess of $150,000 is at any time in the possession or control of any consignee, warehouseman, bailee or any of the Obligors’ agents or processors, then such Obligor shall notify the Agent thereof. From time to time, the Obligor shall, upon the Agent’s request, execute and deliver confirmatory written instruments pledging or hypothecating to the Agent the Collateral, but any Obligor’s failure to do so shall not affect or limit the Agent’s Liens or the Agent’s and/or Lenders’ other rights in and to the Collateral. So long as this Agreement is in effect and until all Obligations have been fully satisfied, the Agent’s Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Availability or as the basis for any advance, loan, extension of credit, or other financial accommodation).

6.3	Location of Collateral

Each Obligor represents and warrants to the Agent and each of the Lenders that as at the Closing Date: Exhibit D hereto is a correct and complete list of each Obligor’s chief executive office, the location of its books and records, the locations of the Collateral and, in the case of any Collateral not located at premises owned by an Obligor, the purpose for which the Collateral is at such location and the locations of all of its other places of business; and Exhibit D correctly identifies any of such facilities and locations that are not owned by and registered in the name of an Obligor and sets forth the names of the owners and lessors or sub-lessors of, and, to the best of the Obligor’s knowledge, the holders of any mortgages on, such facilities and locations. Each Obligor covenants and agrees that it will not (a) maintain any Collateral at any location other than those listed on Exhibit D unless otherwise consented to in writing by the Agent, or (b) change the location of its head office and chief place of business, unless it gives the Agent at least thirty (30) days’ prior written notice thereof and executes, delivers, registers, signifies and publishes any and all financing statements and other documents that the Agent reasonably requests in connection therewith.

6.4	Title to, Liens on and Sale and Use of Collateral

Each Obligor (as to itself only) represents and warrants to the Agent and each of the Lenders and agrees with the Agent and each of the Lenders that:

(a)	all Collateral is and will continue to be owned by the Obligors free and clear of all Liens whatsoever, except for the Agent’s Liens and other Permitted Liens;

(b)	the Agent’s Liens will not be subject to any prior Lien except for Permitted Liens, if any;

(c)	the Obligors will use, store, and maintain the Collateral with all reasonable care and will use its Collateral for lawful purposes only; and

(d)	none of the Obligors will, without the Agent’s prior written approval, sell or dispose of or permit the sale or disposition of any of its Collateral, except for sales of Inventory in the ordinary course of business. The inclusion of Proceeds in the Collateral shall not be deemed the Agent’s and/or Lenders’ consent to any sale or other disposition of its Collateral except as expressly permitted herein.

6.5	Appraisals.

Without limitation to any other terms hereof, including Section 6.11, the Borrower shall, at its expense and upon the Agent’s request, provide the Agent, at the Agent’s request, with appraisals or updates thereof of any or all of the Collateral from an appraiser satisfactory to the Agent, prepared on a basis satisfactory to the Agent. Prior to the occurrence of an Event of Default, the Agent shall not request any such appraisal more frequently than once every twelve (12) months and only if, at the time of such request, there are Net Borrowings. For greater certainty, the Agent may request or undertake appraisals or updates thereof of any or all of the Collateral more frequently if such appraisals or updates are completed at the Agent’s expense.

6.6	Access and Examination

(a)	The Agent, accompanied by any Lender which so elects, may at all reasonable times, upon reasonable notice, during regular business hours (and at any time when a Default or Event of Default exists and is continuing) have access to, examine, audit, make extracts from or copies of and inspect any or all of the Borrower’s or any Guarantor’s records, files, and books of account and the Collateral, and discuss the Borrower’s or any Guarantor’s affairs with the Borrower’s or any Guarantor’s senior officers and senior management. The Borrower and each Guarantor will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for the Borrower or any Guarantor. The Agent may, and at the direction of the Required Lenders shall, at any time when a Default or Event of Default exists, and at the Borrower’s expense, make copies of all of the Borrower’s or any Guarantor’s books and records, or require the Borrower or Guarantor to deliver such copies to the Agent. The Agent may, without expense to the Agent, use such of the Borrower’s or any Guarantor’s respective trademarks, make and other intellectual property rights personnel, supplies, and Real Estate as may be necessary for maintaining or enforcing the Agent’s Liens. The Agent shall have the right, at any time, in the Agent’s name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

(b)	The Borrower and each Guarantor hereby consents that the Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, limited to the name and address of the Borrower and each Guarantor, a general description of the Borrower’s and each Guarantor’s business, the amount of the Maximum Revolving Credit Line and that the credit accommodation is a revolving loan facility, and may use the Borrower’s or any Guarantor name in advertising and other promotional material.

(c)	Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all financial information of the Borrower and Guarantors and of all other information which is identified as “confidential” or “secret” by the Borrower and Guarantors and provided to the Agent or such Lender by or on behalf of the Borrower and Guarantors, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower and Guarantors, provided that such source is not bound by a confidentiality agreement with the Borrower and Guarantors known to the Agent or such Lender; provided, however, that the Agent and any Lender may, to the extent reasonably required, disclose such information (1) at the request or pursuant to any requirement of any Public Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Public Authority;

(2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors (who shall be bound to the same standard of care as each Lender); (7) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder, and that, if prior to the occurrence of an Event of Default, the Agent or such Lender has obtained the prior written consent of the Borrower, which consent shall not be unreasonably withheld; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower and Guarantors are party or deemed party with the Agent or such Lender; and (9) to its Affiliates (who shall be bound to the same standard of care as each Lender).

6.7	Insurance and Condemnation

(a)	The Borrower and each of the Guarantors shall maintain, with financially sound and reputable insurers having a rating acceptable to the Agent in its reasonable discretion, and, for greater certainty, covering all Inventory, Equipment and Real Estate of the Borrower and Guarantors, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Agent, in its discretion, or acting at the direction of the Required Lenders, shall specify, in amounts, and under policies acceptable to the Agent and the Required Lenders.

(b)	The Borrower and each of the Guarantors shall cause the Agent, for the rateable benefit of the Agent and the Lenders, to be named as loss payee or additional insured in each policy insuring the Inventory Collateral, in a manner acceptable to the Agent. Each such policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever. All premiums for such insurance shall be paid by the Borrower and Guarantors when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If the Borrower or any Guarantor fails to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Required Lenders shall, do so from the proceeds of Revolving Loans.

(c)	The Borrower and each of the Guarantors shall promptly notify the Agent and the Lenders of any loss, damage, or destruction to the Collateral or any other material property of the Borrower or Guarantors with a value in excess of $300,000, whether or not covered by insurance. The Agent is hereby authorized to collect all insurance proceeds in respect of Inventory Collateral, directly and after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, rateably, to the reduction of the Obligations in the order provided for in Section 4.3. Notwithstanding the foregoing, the Borrower or a Guarantor, as applicable, shall be entitled to utilize proceeds of insurance payable in connection with loss or damage to Inventory Collateral to repair, rebuild or replace such property provided (i) the loss, damage, or destruction could not reasonably be expected to give rise to a Material Adverse Effect, and (ii) the aggregate proceeds payable in respect of such loss do not exceed $300,000.

(d)	The Borrower and each of the Guarantors shall, immediately upon learning of the institution of any proceeding for the condemnation, expropriation or other taking of any of its Collateral or other material property, notify the Agent of the pendency of such proceeding, and agrees that the Agent may participate in any such proceeding, and the Borrower and each of the Guarantors from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation.

(e)	The Agent is hereby authorized to collect the proceeds of any condemnation or expropriation claim or award relating to Collateral, directly, and after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, rateably, to the reduction of the Obligations in the order provided for in Section 4.3.

6.8	Collateral Reporting

The Borrower shall provide the Agent (for itself and each of the Guarantors) with the following documents at the following times in form satisfactory to the Agent:

(a)	Monthly (by the 20th Calendar Day of the next following month):

(i)	a borrowing base report in form satisfactory to the Agent, including:

(ii)	summary aging of accounts receivable by customer, reconciled to the general ledger and listing ineligibles;

(iii)	inventory reports at cost, by category and location, and reconciled to the general ledger, and listing ineligibles;

(iv)	summary accounts payable agings by vendor (including a report on all Closing Date payables which continue to be outstanding if any); and

(v)	GST, PST and other sales and excise tax summary reports (including copies of all filings and remittances in respect thereof).

(b)	promptly upon written request of the Agent, such other reports or items or more frequent reporting as Agent shall request in the exercise of its reasonable discretion from time to time, if there are Net Borrowings at the time of such request.

(c)	certificates of a senior officer of the applicable Obligor certifying the accuracy and completeness of the foregoing.

If any of the Obligors’ records or reports of Collateral are prepared by an accounting service or other agent, the applicable Obligor hereby authorizes such Person to deliver such records, reports and related documents to the Agent. The Agent shall, promptly upon any request by a Lender, provide copies of any of the foregoing reports to such Lender.

6.9	Accounts

(a)	The Borrower and each Guarantor hereby represents and warrants to the Agent and the Lenders, with respect to the Accounts, that: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by the Borrower or the Guarantors, or rendition of services by the Borrower or the Guarantors, in the ordinary course of the Borrower’s or any Guarantor’s business; (ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Agent, without any set-off, compensation, deduction, defence, or counterclaim except those known to the Borrower or the Guarantors and disclosed to the Agent pursuant to this Agreement; (iii) no payment will be received with respect to any Account, and no credit, discount (other than discount terms for prompt payment in accordance with the Obligor’s normal business practices), or extension, or agreement therefor in excess of $300,000 in the aggregate at any time will be granted on any Account, except as reported to the Agent and the Lenders in accordance with this Agreement; (iv) each copy of an invoice delivered to the Agent by the Borrower or the Guarantors will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in any invoice representing a sale of goods will have been delivered to the Account Debtor and all services of the Borrower or the Guarantors described in each invoice will have been performed. The Agent acknowledges and consent to the extension of credit by the Borrower to Lytton Lumber Ltd. in an amount not to exceed $500,000 on terms not to exceed 120 days.

(b)	Neither the Borrower nor the Guarantors shall re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower’s or Guarantors’ business or extend or modify any Account except extensions or modifications in the ordinary course of business involving Accounts having an aggregate value not exceeding $250,000 and not material in the aggregate and disclosed to the Agent.

If the Borrower or any Guarantor becomes aware of any matter adversely affecting the collectibility of any Account or the Account Debtor therefor involving an amount greater than $150,000, including information regarding the Account Debtor’s creditworthiness, the Borrower will promptly so advise the Agent.

(c)	Neither the Borrower nor the Guarantors shall accept any note or other instrument (except a cheque or other instrument for the immediate payment of money) with respect to any Account without the Agent’s written consent which consent will not be unreasonably withheld, provided that the Borrower and Guarantors without Agent’s consent may accept notes or other instruments not to exceed $150,000 individually and in the aggregate together with all other notes or instruments evidencing unpaid Accounts outstanding not to exceed the principal amount of $300,000 at any one time. Any such note or instrument shall be considered as evidence of the Account and not payment thereof and, upon request, the Borrower or the Guarantors shall deliver such instrument to the Agent, endorsed by the Borrower or any Guarantor, as applicable, to the Agent in a manner satisfactory in form and substance to the Agent. Regardless of the form of presentment, demand, notice of dishonour, protest and notice of protest with respect thereto, the Borrower or any Guarantor, as applicable, shall remain liable thereon as endorser until such instrument is paid in full.

(d)	The Borrower and each of the Guarantors shall notify the Agent promptly of all disputes and claims in excess of $300,000 with any Account Debtor, and agrees to settle, contest, or adjust such dispute or claim at no expense to the Agent or any Lender. No discount, credit or allowance shall be granted to any such Account Debtor without the Agent’s prior written consent, except for discounts, credits and allowances made or given in the ordinary course of the Borrower’s or any Guarantor’s business when no Event of Default exists hereunder. The Borrower and each of the Guarantors shall send the Agent a copy of each credit memorandum in excess of $150,000 as soon as issued. The Agent may at all times when an Event of Default exists hereunder, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Agent or the Required Lenders, as applicable, shall consider advisable and, in all cases, the Agent will credit the Borrower’s loan account with the net amounts received by the Agent in payment of any Accounts.

(e)	If an Account Debtor returns any Inventory to the Borrower or a Guarantor when no Event of Default exists, then the Borrower or Guarantor, as applicable, shall promptly determine the reason for such return and shall issue or cause to be issued a credit memorandum to the Account Debtor in the appropriate amount. The Borrower or Guarantor shall promptly report to the Agent any return involving an amount in excess of $150,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to the Borrower or a Guarantor when an Event of Default exists, the Borrower or Guarantor, as applicable, upon the request of the Agent, shall: (i) hold the returned Inventory in trust for the Agent; (ii)

segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Agent’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Agent’s prior written consent. All returned Inventory shall be subject to the Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory.

6.10	Collection of Accounts; Payments

(a)	(i)	Each Obligor agrees to establish, on or prior to the Closing Date (or such later date as may from time to time be consented to by the Agent, the “Deadline”), a system (the “Cash Dominion System”) of depository accounts (together with accounts opened from time to time pursuant to clause (ii) hereof “Payment Accounts”) into which each such Obligor shall promptly deposit or cause to be deposited all cash proceeds of collections of Accounts and from other Collateral (collectively, “Cash Proceeds”) received by it or any other Person on its behalf. Each Obligor represents that on or prior to the Closing Date, all the bank accounts maintained by them with any banks or financial institutions as of Closing Date into which Cash Proceeds are deposited are listed on Exhibit O. Each Obligor further agrees (I) to execute and deliver to the Agent with respect to each such Payment Account maintained by it on or prior to the Deadline, a blocked account agreement in form satisfactory to the Agent (collectively, the “Collection Account Agreements”), and (II) with the co-operation of the Agent, to cause the banks (“Depository Banks”) with which the Payment Accounts are maintained to execute and deliver to the Agent on or prior to the Deadline, a Collection Account Agreement.

	(ii)	Each Obligor agrees that it shall not open a bank or similar account after the Closing Date into which Cash Proceeds are deposited unless the relevant Depository Bank and such Obligor shall have executed and delivered a Collection Account Agreement, if required pursuant to clause (i) hereof, with respect to such Payment Account.

	(iii)	Notwithstanding the establishment of the Cash Dominion System, until the Agent notifies any Obligor to the contrary, the Obligor shall make collection of its Accounts and other Collateral for the benefit of the Agent and whether or not an Event of Default has occurred, any Cash Proceeds (including, without limitation, in payment of any Account or in payment for any Inventory or otherwise) that are not received and deposited directly into a Payment Account, when collected by any Obligor, shall be promptly deposited by the Obligor in a Payment Account, in the form received, except for its endorsement when required, and until so turned over, shall be deemed to be held by the Obligor as mandatory of and in trust for the Agent and as the Agent’s property, and shall be held separately from the Obligor’s other funds.

(iv)	Notwithstanding anything to the contrary herein, the terms of the Collection Account Agreements of the Obligors shall provide that the Agent shall have, at all times that a Cash Dominion Event has occurred and is continuing, the right and shall exercise the right to exercise exclusive control over the Payment Accounts of the Obligors and all funds are to be wire transferred to the Agent daily. The Agent shall notify the Depository Banks promptly on a Cash Dominion Event ceasing to exist. The Agent shall promptly pay to the Borrower any amounts collected from the Collection Account not required to be applied to the Obligations.

(v)	The Agent or the Agent’s designee may, at any time after the occurrence of any Event of Default which is continuing or upon the exercise by the Agent and/or the Lenders of its and their rights under Section 11.2, register notice of the Agent’s Liens (to the extent it has not already done so), signify Accounts or otherwise notify obligors that the Accounts have been assigned to the Agent and/or Lenders and of the Agent’s Liens therein, and may collect them directly and charge the reasonable collection costs and expenses to the Borrower’s loan account as a Revolving Loan. At the Agent’s request, each Obligor shall execute and deliver to the Agent such documents as the Agent shall require to grant the Agent access to any post office box in which collections of Accounts are received.

(vi)	Without limiting the generality of the foregoing, if sales of Inventory are made for cash, the Borrower shall immediately deliver to the Payment Account the identical cheques, cash, or other forms of payment which such Obligor receives.

(b)	All Payments received by the Agent on account of Accounts or as Proceeds of other Collateral will be the Agent’s sole property and will be credited promptly to the Borrower’s loan account (conditional upon final collection) upon receipt.

6.11	Inventory

Except for any Inventory which has been duly reported to the Agent as obsolete, each Obligor (as to itself only) represents and warrants to the Agent and each of the Lenders and agrees with the Agent and each of the Lenders that all of the Inventory is and will be held for sale or lease, or be furnished in connection with the rendition of services, or consumed or used by the Obligor, in the ordinary course of the Obligor’s business, and is and will be fit for such purposes. Each Obligor will keep the Inventory in good and marketable condition, except for damaged, defective or obsolete goods arising in the ordinary course of the Obligor’s business. The Obligors will not, without the prior written consent of the Agent, acquire or accept any Inventory on consignment or approval or on any title retention, conditional sale or similar basis. Each Obligor will maintain an inventory reporting system at all times. Each Obligor will conduct periodic physical cycle counts of the Inventory and shall supply the Agent and each of the Lenders with a report setting forth in reasonable detail all variances and reporting the value of such Inventory (valued at the lower of cost or market value). Based on the aforesaid periodic Inventory reports and the reporting of the value of the Inventory therein, the Agent, in the exercise of its good faith credit discretion, may reduce the percentages to be multiplied by the value of Eligible Inventory as set out in the definition of Availability should there be a change in the mix of the Inventory which impacts adversely the fair market value or net orderly liquidation value thereof. Following the occurrence of any Event of Default which is continuing or upon the exercise by the Agent and/or the Lenders of its and their rights under Section 11.2, each Obligor shall conduct and report on such additional physical Inventory counts as the Agent may request. Except as has been reported to the Agent in accordance with Section 6.8(a)(i) hereof, no Obligor will sell any of its Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment (except consigned Inventory having a value not exceeding $300,000 in the aggregate and at any consignee location in excess of $200,000 and providing same in such circumstances has been reported to the Agent in the Obligors’ reports given pursuant to Section 6.8), or other repurchase or return basis and each consignment of Inventory shall when in excess of $200,000 at any consignee location be pursuant to documentation satisfactory to Agent (including consignment agreements, consignee waiver and acknowledgements, and Lien filings in favour of the Agent) and the Obligor shall have perfected and rendered opposable its security interest in, or reservation of ownership of the consigned Inventory and assigned such registrations to the Agent.

No Obligor has any Inventory acquired on, or will in the future acquire any Inventory on approval or on a conditional sale, title retention, consignment or similar basis unless written notice thereof has been provided to the Agent prior to or within ten (10) days of receipt thereof, provided that an Obligor may have in its possession Inventory owned by another Obligor.

6.12	Right to Cure

The Agent may, in its sole discretion, and shall, at the direction of the Required Lenders, pay any amount or do any act required of any Obligor hereunder or requested by the Agent and/or Lenders to preserve, protect, maintain or, upon the occurrence of an Event of Default and exercise by the Agent and Lenders of their rights under Section 11.2 hereof, enforce the Obligations, the Collateral or the Agent’s Liens, and which the Obligor fails to pay or do, including, without limitation, payment of any judgment against the Obligor any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or processor’s claim, and any other Lien upon or with respect to the Collateral. All payments that the Agent and/or Lenders make under this Section and all reasonable out-of-pocket costs and expenses that the Agent and/or Lenders pay or incur in connection with any action taken by it hereunder shall be charged to the Borrower’s loan account as a Revolving Loan (in which case the provisions of Section 4.7 shall apply thereto). Any payment made or other action taken by the Agent and/or Lenders under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

6.13	Power of Attorney

The Borrower and each Guarantor hereby appoints the Agent and the Agent’s designee as the Borrower’s and such Guarantor’s attorney, with power, following a Cash Dominion Event: (a) to endorse the Borrower’s or any Guarantor’s name on any cheques, notes, acceptances, money orders, or other forms of payment or security that come into the Agent’s or any Lender’s possession; (b) to sign the Borrower’s or any Guarantor’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements, registration documents and other public records and to file any such financing statements and other registration documents by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) so long as any Event of Default has occurred and is continuing, to notify the post office authorities to change the address for delivery of the Borrower’s or any Guarantor’s mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to the Borrower or any Guarantor; (d) to send requests for verification of Accounts to customers or Account Debtors; (e) to clear Inventory financed with a Letter of Credit through customs in the Borrower’s or any Guarantor’s name, the Agent’s name or the name of the Agent’s designee, and to sign and deliver to customs officials powers of attorney in the Borrower’s or any Guarantor’s name for such purpose; and (f) to do all things reasonably necessary to carry out this Agreement. The Borrower and each Guarantor ratifies and approves all acts of such attorney. None of the Lenders or the Agent nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their gross negligence or wilful misconduct. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

6.14	Agent’s Rights, Duties and Liabilities

          The Borrower and each Guarantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Borrower or any Guarantor from any of the Obligations. Following the occurrence and continuation of an Event of Default, the Agent may (but shall not be required to), and at the direction of the Required Lenders shall, without notice to or consent from the Borrower or any Guarantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Borrower or any Guarantor for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Agent and/or any Lender and the Borrower and/or any Guarantor.

7.	BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

7.1	Books and Records

Each Obligor shall maintain at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP consistent with those applied in the preparation of the Financial Statements delivered prior to the Closing Date. Each Obligor shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements adequate liabilities and reserves for all taxes and adequate provision for depreciation and amortization of Property and bad debts, all in accordance with GAAP. Each Obligor shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require, including, without limitation, records of:

(a)	all payments received and all credits and extensions granted with respect to the Accounts;

(b)	the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and

(c)	all other dealings affecting the Collateral.

7.2	Financial Information

Each Obligor shall promptly furnish to the Agent or its agents all such financial information as the Agent shall reasonably request, and notify its auditors and accountants that the Agent is authorized, to obtain such information directly from them. Without limiting the foregoing, the Obligor will furnish to the Agent, in such detail as the Agent shall request, the following:

(a)	As soon as available, but in any event not later than ninety (90) days after the close of each Fiscal Year, consolidated audited and consolidating unaudited balance sheets and statements of operations, cash flows, and stockholders’ equity for the Obligor and their consolidated Subsidiaries and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Obligor and their consolidated Subsidiaries, each as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon, unqualified as to scope, of independent public accountants selected by the Obligor, and satisfactory to the Agent.

(b)	As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter, consolidated and consolidating unaudited balance sheets of the Obligors and their consolidated Subsidiaries at the end of such fiscal quarter, and consolidated and consolidating unaudited statements of operations, cash flows and consolidated stockholders’ equity for the Obligors and their consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such quarter and, regarding the statements of operations for such fiscal quarter, together with the accompanying analysis, all reasonable detail, fairly presenting the financial position and results of operation of the Obligors and their consolidated Subsidiaries as at the date thereof, and for such fiscal quarter, prepared in accordance with GAAP consistent with the audited Financial Statements required pursuant to Section 7.2(a). Such statements shall be certified to be correct by the principal financial officer or principal accounting officer of the Obligors, subject to normal year-end adjustments.

(c)	As soon as available, but in any event not later than thirty (30) days after the end of each month, consolidated and consolidating unaudited balance sheets and statement of cash flows of the Obligors and their consolidated Subsidiaries as at the end of such month, and unaudited statements of operations of the Obligors and their consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operation of the Obligors and their consolidated subsidiaries, as at the date thereof and for such periods, and prepared in accordance with GAAP consistent with the audited Financial Statements required pursuant to Section 7.2(a). Such statements shall be certified to be correct by the principal financial officer or principal accounting officer of the respective Obligors subject to normal year-end and quarterly adjustments.

(d)	With each of the annual audited and monthly unaudited Financial Statements delivered pursuant to Sections 7.2(a) and 7.2(b) a certificate substantially in the form of Exhibit G-4 of the principal financial or principal accounting officer of the Obligors (i) setting forth in reasonable detail the calculations required to establish that each of the Obligors was in compliance with its covenants set forth in Sections 9.18 to 9.19 during the period covered in such Financial Statements and as at the end thereof, and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Obligors contained in this Agreement and the other Loan Documents are correct and complete as at the date of such certificate as if made at such time, (B) each of the Obligors is, at the date of such certificate, in compliance with all of its covenants and agreements in this Agreement and the other Loan Documents, and (C) no Event of Default then exists or existed during the period covered by such Financial Statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that an Event or Event of Default existed or exists, such certificate shall set forth what action such Obligor has taken or proposes to take with respect thereto.

(e)	No sooner than ninety (90) days and no less than thirty (30) days prior to the beginning of each Fiscal Year, consolidated and consolidating projected balance sheets, statements of operations and statements of cash flows for the Obligors and their consolidated Subsidiaries, on an annual basis, and, as at the end of, and for each month of such Fiscal Year, all certified by the principal financial officer or principal accounting officer of the Obligors.

(f)	Promptly after filing with the pension commission or administrator or other Public Authority, a copy of each annual report, or other filing or notice filed with respect to each Plan of any Obligor.

(g)	Copies of all returns, proxy statements, financial statements and reports and documents filed with any securities commission, stock exchange or similar Public Authority.

(h)	Promptly upon request after filing with any Public Authority (including the PCO and Canada Customs and Revenue Agency), a copy of each annual report or other filing, valuation or notice filed with respect to any Plan and a copy of any tax return filed by it.

(i)	At the Agent’s request, a copy of each tax return filed by each Obligor.

(j)	Such additional information as the Agent may from time to time reasonably request regarding the financial and business affairs of any Obligor or any of its or their Subsidiaries.

The Agent agrees that it shall not request any such information directly from the auditors or accountants of the Obligor unless it has failed to obtain such information from the Obligor in a timely manner.

7.3	Notices to Agent

Each Obligor shall notify the Agent in writing, and provide to the Agent copies of any pertinent notices, correspondence or writings received or issued in respect thereof, and all particulars thereof reasonably requested by the Agent, of the following matters at the following times:

(a)	Promptly after becoming aware thereof, any Default or Event of Default.

(b)	Promptly after becoming aware thereof, the assertion by the holder of any capital stock or equity of the Obligor or of any Funded Debt in a principal amount in excess of $2,000,000 that a default exists with respect thereto or that an Obligor is not in compliance with the terms thereof; or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

(c)	Promptly after becoming aware thereof, any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority which in all cases could reasonably give rise to a Material Adverse Effect.

(d)	Promptly after becoming aware thereof, any other event or circumstance which could reasonably have or could reasonably have had a Material Adverse Effect.

(e)	Promptly after becoming aware thereof, any pending or threatened strike, work stoppage, unfair labour practice claim, or other labour dispute affecting any Obligor or any of its or their Subsidiaries which could reasonably have or could reasonably have had a Material Adverse Effect.

(f)	Promptly after becoming aware thereof, any violation or alleged violation of any law, statute, regulation, or ordinance of a Public Authority applicable to any Obligor or any of its or their Subsidiaries, or its or their respective Properties which could reasonably give rise to a Material Adverse Effect.

(g)	Promptly after becoming aware thereof any violation or alleged violation by any Obligor or any of its or their Subsidiaries of Environmental Laws which could reasonably give rise to a Material Adverse Effect; or, promptly upon its receipt thereof, any Action Request, Violation Notice, or any other notice that any Obligor or any of its or their Subsidiaries receives from a Public Authority asserting that an Obligor or any of its or their Subsidiaries is or may not be in compliance with Environmental Laws or that its compliance is being investigated, in any case which could reasonably have a Material Adverse Effect; or, promptly upon becoming aware of same, any violation of any Environmental Law that any Obligor or any of its or their Subsidiaries reports in writing or is required to report under any Environmental Law in writing (or for which any written report supplemental to any oral report is made) to any federal, provincial, state or local environmental agency or other Public Authority to the extent same could reasonably have a Material Adverse Effect.

(h)	Any change in any Obligor’s name, Fiscal Year, jurisdiction of incorporation or establishment, jurisdictions of operation, head office, chief place of business or location from which Accounts are invoiced or paid or form of organization, at least thirty (30) days prior thereto (or such lesser period as the Agent may in its discretion agree).

(i)	Any Termination Event with respect to a Plan, within ten (10) days after becoming aware thereof, accompanied by any materials required to be filed with any Public Authority (including the PCO) with respect thereto; promptly after any Obligor’s receipt thereof, any notice received by any Obligor concerning the imposition of any withdrawal liability with respect to a Plan; the establishment of any Plan not existing at the Closing Date, or the commencement of contributions by any Obligor to any Plan to which any Obligor was not contributing at the Closing Date, within ten (10) days after such event occurs; or promptly after becoming aware thereof, any other event or condition regarding a Plan or any Obligor’s or a Related Company’s compliance with all applicable laws (including, the Pension Benefits Standards Act of British Columbia) relating to the establishment or administration of any Plan which could reasonably give rise to a Material Adverse Effect:

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that an Obligor has taken or proposes to take with respect thereto.

8.	GENERAL WARRANTIES AND REPRESENTATIONS.

     Each Obligor warrants and represents to and covenants with the Agent and the Lenders, at all times until all Obligations have been satisfied, that, except as hereafter disclosed to the Agent and the required Lenders in writing and except for updates thereto to reflect changes expressly permitted to be made pursuant to this Agreement and made in compliance with all terms of this Agreement:

8.1	Authorization, Validity and Enforceability of this Agreement and the Loan Documents

Each Obligor has the power and authority to execute, deliver, and perform this Agreement and the other Loan Documents to which it is party, to incur the Obligations or Guaranteed Obligations (as applicable), and to grant the Agent’s Liens. Each Obligor has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is party. No consent, approval, or authorization of, or declaration or filing with, any Public Authority, and no consent of any other Person, is required in connection with any Obligor’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is party, except for those already duly obtained. Each of this Agreement and the other Loan Documents has been duly executed and delivered by the Obligor to the extent a party thereto, and constitutes the legal, valid and binding obligation of the Obligor enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights, and the discretion of courts as to the granting of equitable remedies such as specific performance and injunction without defence, setoff, compensation or counterclaim. Each Obligor’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is party do not, and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the Property of any Obligor or any of its or their Subsidiaries (except as contemplated by this Agreement and the other Loan Documents) by reason of the terms of (a) any contract, hypothec, mortgage, lien, lease, agreement, indenture, or instrument to which any Obligor or any of its or their Subsidiaries is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to any Obligor or any of its or their Subsidiaries, or (c) the certificate or articles of incorporation, amendment, continuation or amalgamation, or by-laws of any Obligor or any of its or their Subsidiaries or any shareholders agreement affecting it or its Property (or declaration having a like effect).

8.2	Validity and Priority of Agent’s Liens

The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in the Agent’s and Lenders’ favour, and when all proper filings, recordings, publications, registrations and other actions necessary to perfect, render opposable and maintain such Liens have been made or taken, such Liens will constitute perfected, opposable, duly registered, published and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral (except Permitted Liens), and all claims of other creditors, securing all the Obligations and Guaranteed Obligations, and enforceable against the Obligor (subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights, and the discretion of courts as to the granting of equitable remedies such as specific performance and injunction.

8.3	Organization and Qualification

Each of the Obligors is duly incorporated or amalgamated, as the case may be, and organized, and validly existing and in good standing under the laws of the jurisdiction of its incorporation or amalgamation, as the case may be. Each Obligor is qualified to do business, and is in good standing in each jurisdiction in which qualification is necessary in order for it to own or lease its Property and conduct its business, and has all requisite power and authority to conduct its business and to own its Property, except to the extent as may not reasonably be expected to give rise to any Material Adverse Effect.

8.4	Corporate Name; Prior Transactions

None of the Obligors has during the five (5) years preceding the Closing Date been known by or used any other corporate or business name, or been a party to any amalgamation, merger or consolidation, or acquired all or substantially all of the assets of any Person or acquired any of its or their Property out of the ordinary course of business, except as set forth on Exhibit E.

8.5	Subsidiaries and Affiliates

Exhibit F is a correct and complete list of the name and relationship to the Obligor of each and all of the Obligors’ Subsidiaries and other Affiliates. Each Subsidiary is (a) duly incorporated and organized, and validly existing in good standing under the laws of its jurisdiction of incorporation set forth on Exhibit F, and (b) qualified to do business, and in good standing in the jurisdictions set forth opposite its name on Exhibit F, which are the only jurisdictions in which such qualification is necessary in order for it to own or lease its Property and conduct its business.

8.6	Financial Statements and Projections

(a)	The Borrower has delivered to the Agent its audited consolidated balance sheets and related statements of operations, cash flows and stockholders’ equity as at December 31, 2003 and for the Fiscal Year then ended. Such financial statements are attached hereto as Exhibit G-1. All such financial statements have been prepared in accordance with GAAP.

(b)	The Latest Projections represent the Obligors’ best estimate of the Obligors’ consolidated future financial performance for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Obligors believe are fair and reasonable in light of current and reasonably foreseeable business conditions as at the date of presentation.

8.7	Capitalization

Each Obligor’s authorized and issued capital stock is described in Exhibit N.

8.8	Solvency

Each Obligor is Solvent prior to and after giving effect to the making and incurring of each Loan and each Letter of Credit.

8.9	Debt

None of the Obligors has any Debt except (a) the Obligations, (b) Debt set forth in the most recent Financial Statements delivered to the Agent, or the notes thereto, (c) the 2004 Notes, (d) tax obligations (including deferred taxes), trade payables and other contractual obligations arising in the ordinary course of business as carried on by the Borrower since the date of such Financial Statements, and (e) Debt created in accordance with Sections 9.8 and 9.11.

8.10	Distributions

No Distribution has been declared, paid, or made upon or in respect of any shares or other securities of or equity interests in any Obligor except as expressly permitted hereby.

8.11	Title to Property

Except for Permitted Liens, and except for Property which an Obligor leases, each Obligor has good, indefeasible, and merchantable title to all of its Property required to carry on its business as presently constituted, including all the Collateral and the other assets reflected on the most recent Financial Statements delivered to the Agent, except as disposed of since the date thereof in the ordinary course of business and as expressly permitted hereby.

8.12	Adequate Assets

Each Obligor individually and in the aggregate possesses adequate assets for the conduct of its and their business.

8.13	Real Property; Leases

Exhibit D hereto is a correct and complete list, of all Real Estate owned by each Obligor, all leases and subleases of Real Estate by any Obligor, as lessee or sublessee. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any party to any such lease or sublease exists.

8.14	Trade Names

All trade names or styles under which any Obligor sells Inventory or create Accounts or to which instruments in payment of Accounts may be made payable, are listed on Exhibit E hereto.

8.15	Litigation

Except as set forth on Exhibit J, there is no pending or, to the best of any Obligor’s current actual knowledge, threatened action, suit, proceeding, or counterclaim by any Person, or investigation by any Public Authority, or any basis for any of the foregoing, which may give rise to any Material Adverse Effect.

8.16	Restrictive Agreements

     No Obligor is a party to any contract or agreement, or subject to any charter or other corporate restriction, which affects its ability to execute, deliver, and perform the Loan Documents and repay the Obligations or which could reasonably be expected to give rise to any Material Adverse Effect.

8.17	Labour Disputes

Except as set forth in Exhibit K, (a) there is no collective bargaining agreement or other labour contract covering employees of any Obligor or any of its Subsidiaries; (b) except as noted above, to the best of the Obligors’ senior management’s current actual knowledge, no union or other labour organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Obligor, or any of its or their Subsidiaries or for any similar purpose, which organization or recognition could reasonably have or could reasonably have had a Material Adverse Effect; (c) there is no pending or, to the best of the Obligors’ senior management’s current actual knowledge, threatened strike, slowdown, work stoppage, unfair labour practice claims, or other labour dispute against or affecting any Obligor or any of its or their Subsidiaries or their respective employees which could reasonably have or could reasonably have had a Material Adverse Effect; (d) there are no outstanding claims of any kind or nature nor any outstanding assessment against any Obligor or any of its or their Subsidiaries arising out of The Act Respecting Industrial Accidents and Occupational Diseases (Worker’s Compensation), The Occupational Health and Safety Act of 1970 and all other applicable federal, provincial, and state laws governing occupational health and safety which could reasonably be expected to give rise to any Material Adverse Effect; and (e) there are no known infractions by any Obligor or any of its or their Subsidiaries under The Act Respecting Occupational Health and Safety or The Occupational Health and Safety Act of 1970 or any other applicable federal, provincial, or state laws governing occupational health and safety which could reasonably be expected to give rise to any Material Adverse Effect.

8.18	Environmental Laws

Except as otherwise disclosed in Exhibit I:

(a)	The Borrower and each of the Guarantors have complied in all material respects with all Environmental Laws and neither the Borrower nor any Guarantor nor any of its presently owned Real Estate or immovable or real property presently in its charge, management or control or presently conducted operations, nor its previously owned Real Estate or immovable or real property previously in its charge, management or control or prior operations, is subject to any material enforcement order from or material liability agreement with any Public Authority or private Person, to which the Borrower or such Guarantor is or could reasonably be subject, respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b)	The Borrower and each of the Guarantors have obtained all material permits necessary for their current operations under Environmental Laws, and all such permits are in good standing and the Borrower and each of the Guarantors are in material compliance with all material terms and conditions of such permits.

(c)	Neither the Borrower nor any of the Guarantors, nor, to the best of the Borrower’s or any Guarantor’s knowledge, any of its predecessors in interest, has in material violation of applicable law stored, treated or disposed of any hazardous waste.

(d)	Neither the Borrower nor any of the Guarantors has received any material summons, complaint, order or similar written notice indicating that it is not currently in compliance with, or that any Public Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e)	To the best of the Borrower’s and each Guarantor’s knowledge, none of the present or past operations of the Borrower or any of the Guarantors is the subject of any investigation by any Public Authority evaluating whether any material remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f)	Neither the Borrower nor any of the Guarantors has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on the Borrower or any of the Guarantors with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(g)	None of the Inventory manufactured, distributed or sold by the Borrower or any of the Guarantors contains asbestos containing material.

(h)	No Environmental Lien has attached to the Real Estate and the Real Estate and the Collateral is free:

(i)	from contamination by, or threat of, a Release, discharge or emission of any Contaminant,

(ii)	of underground storage tanks containing any Contaminant, asbestos — containing materials, polychlorinated biphenyls, land fills, land disposals, and dumps, and

(iii)	of any Environmental Claims;

(i)	Neither the Borrower nor any of the Guarantors has filed any notice under any federal, provincial, state or local law, including any Environmental Law, indicating past or present treatment, storage or disposal of a Contaminant or reporting an actual or threatened spill or release of a Contaminant into the environment;

(j)	Neither the Borrower nor any of the Guarantors has any contingent liability of which it or they have current actual knowledge in connection with any Release of any Contaminant;

(k)	Neither the Borrower nor any of the Guarantors generates, transports, treats or disposes of any Contaminant except in compliance in all material respects with applicable laws;

(l)	Neither the Borrower nor any of the Guarantors has disposed of a material amount of any Contaminant by placing it in or on the ground of any of the Borrower’s or any of the Guarantor’s Property or the Real Estate; and

(m)	There are no material Environmental Claims affecting the Borrower or any of the Guarantors.

8.19	No Violation of Law

None of the Obligors or any of its or their Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order or decree applicable to it which violation could give rise to a Material Adverse Effect.

8.20	No Default

None of the Obligors or any of its or their Subsidiaries is in default with respect to any Debt, Lien, note, indenture, loan agreement, mortgage, lease, deed, security instrument or agreement or other agreement to which it is a party or bound, which default could give rise to a Material Adverse Effect.

8.21	Plans

(a)	None of the Obligors, any of its or their Subsidiaries or any Related Company has any Plan other than those listed on Exhibit L hereto, and all monthly and other payments in respect of such Plans which are pension plans (on account of contributions, special contributions or unfunded liability or solvency deficiencies) or otherwise are accurately set for in Exhibit L;

(b)	No Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate, in whole or in part, or reorganize any Plan, except to an extent which could not reasonably be expected to give rise to a Material Adverse Effect;

(c)	None of the Obligors, any of its or their Subsidiaries or any Related Company has ceased to participate (in whole or in part) as a participating employer in any Plan which is a pension plan or has withdrawn from any Plan which is a pension plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal;

(d)	None of the Obligors, any of its or their Subsidiaries or any Related Company has any unfunded liability on windup or withdrawal liability, including contingent withdrawal or windup liability, to any Plan or any solvency deficiency in respect of any Plan;

(e)	None of the Obligors, any of its or their Subsidiaries or any Related Company has any unfunded liability on windup or any liability in respect of any Plan (including to the PCO) other than for required insurance premiums or contributions or remittances which have been paid, contributed and remitted when due;

(f)	Each of the Obligors and each of its and their Subsidiaries have made all contributions to their Plans required by law or the terms thereof to be made by it when due, and it and they are not in arrears in the payment of any contribution, payment, remittance or assessment or in default in filing any reports, returns, statements, and similar documents in respect of the Plans required to be made or paid by them pursuant to any Plan, any law, act, regulation, directive or order or any employment, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement, except to an extent which could not reasonably be expected to give rise to a Material Adverse Effect;

(g)	None of the Obligors or any of its or their Subsidiaries are liable or, to the best of their knowledge, alleged to be liable, to any employee or former employee, director or former director, officer or former officer or other Person resulting from any violation or alleged violation of any Plan, any fiduciary duty, any law or agreement in relation to any Plan or have any unfunded pension or like obligations or solvency deficiency (including any past service or experience deficiency funding liabilities), other than accrued obligations not yet due, for which they have made full provision in their books and records;

(h)	All vacation pay, bonuses, salaries and wages, to the extent accruing due, are properly reflected in the Obligors’ and/or its or their Subsidiaries’ books and records;

(i)	Without limiting the foregoing, all of the Obligors’ and each of their respective Subsidiaries’ Plans are duly registered where required by, and are in compliance and good standing in all material respects under, all applicable laws, acts, statutes, regulations, orders, directives and agreements, including, without limitation, the Income Tax Act of Canada, the Pensions Benefits Standards Act of British Columbia and the Pension Benefits Act of Ontario, any successor legislation thereto, and other applicable laws of any jurisdiction;

(j)	No Person has made any application for a funding waiver or extension of any amortization period in respect of any Plan;

(k)	There has been no prohibited transaction or violation of any fiduciary responsibilities with respect to any Plan; and

(l)	There are no outstanding or pending or threatened investigations, claims, suits or proceedings in respect of any Plans (including to assert rights or claims to benefits) that could give rise to a Material Adverse Effect.

8.22	Taxes

Each of the Obligors and their Subsidiaries have filed all tax returns and other reports which they were required by law to file on or prior to the date hereof, and have, subject to the proviso contained in Section 9.1(b), paid all taxes, assessments, fees, and other governmental charges, and penalties and interest, if any, against them or their Property, income, or franchise, that are due and payable. Each income tax return was accurate in all material respects.

8.23	Aboriginal Claims

There are no existing or anticipated aboriginal land or other claims, or claims resolution processes, which could reasonably be excepted to result in a Material Adverse Effect.

8.24	Event of Default

No Event of Default has occurred and is continuing.

8.25	Authority to Incur Debts

None of the Obligors are or will be in consequence of the execution, delivery or performance of any of the Loan Documents or the consummation of the transactions therein provided, in breach of any regulation under any national, federal, state or provincial law, act, statute or regulation limiting their ability to incur indebtedness for money borrowed or to secure payment of same or to provide financial assistance, directly or indirectly, by means of a loan, guarantee or otherwise.

8.26	No Material Adverse Change

No material adverse change has occurred in any Obligor’s Property, business, operations, or condition (financial or otherwise) since December 31, 2003, being the date of the Financial Statements delivered to the Agent.

8.27	Disclosure

None of the representations or warranties made by the Borrower or any Guarantor in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Guarantor in connection with the Loan Documents or to the Ontario Securities Commission or the U.S. Securities Exchange Commission, contains any untrue statement of a material fact or omits any material fact necessary to be stated therein to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

8.28	Workers’ Compensation

None of the Obligors, or any of its or their Subsidiaries has any unpaid workers’ compensation or like obligations except as are being incurred, and paid on a current basis in the ordinary course of business, and there are no proceedings, claims, actions, orders or investigations of any Public Authority relating to worker’s compensation outstanding, pending or, to their knowledge, threatened relating to them or any of their employees or former employees which could reasonably be expected to have a Material Adverse Effect.

8.29	Real Estate

(a)	No part of the Real Estate has been condemned, taken or expropriated by any federal, state, provincial, municipal or any other competent authority and no alteration, repair, improvement or other work has been ordered or directed to be done or performed to or in respect of such property by any federal, provincial, state, municipal or any other competent authority;

(b)	There is nothing owing in respect of the Real Estate including any of its leasehold property (to the extent any Obligor is or may be liable for same) to any municipality or to any corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water or for the use thereof or for the fittings, machines, apparatus, meters or other things leased in respect thereof or for any work or service performed for any such corporation or commission in connection with such public utilities, except current charges and Permitted Liens, except to an extent which could not reasonably be expected to give rise to a Material Adverse Effect;

(c)	All real property taxes including local improvement rates, have been paid to date in respect of the Real Estate, except to an extent which could not reasonably be expected to give rise to a Material Adverse Effect;

(d)	No Inventory is located at any leased Premises except as indicated in Exhibit D and at locations permitted under Section 6.3.

8.30	Material Agreements

     Exhibit H hereto sets forth as of the Closing Date all material agreements and contracts to which the Borrower or any of the Guarantors is a party or is bound as of the date hereof. For purposes of the preceding sentence, material means any agreement or contract the breach or termination of which could reasonably be expected to give rise to a Material Adverse Effect.

9.	AFFIRMATIVE AND NEGATIVE COVENANTS

Each Obligor covenants that, except as otherwise consented to by the Agent, so long as any of the Obligations remain outstanding or this Agreement is in effect (it being agreed that where any act or thing is to be done or not to be done or permitted by any Subsidiary of an Obligor the applicable Obligor shall cause such Subsidiaries to do the act or thing or not to do or permit the act or thing, as the case may be):

9.1	Taxes and Other Obligations

Each Obligor shall, and shall cause each of its Subsidiaries to:

(a)	File when due all tax returns and other reports which it is required to file, pay or provide for the payment, on or prior to the time when due or delinquent, of all taxes, fees, assessments, and other governmental charges against it or upon its Property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and shall provide to the Agent, upon request, satisfactory evidence of its timely compliance with the foregoing; and

(b)	Pay when due all Obligations and Guaranteed Obligations and, subject to any restrictions thereof as herein provided, any other Debt or indebtedness owed by it, and all valid claims of material men, mechanics, carriers, warehouse men, landlords, processors and other like Persons and paid on a timely basis all other indebtedness owned by it that perform and discharge in a timely manner all its covenants and obligations hereunder and under the Loan Documents and, subject to any restrictions thereon as herein provided, all other obligations undertaken by it; provided, however that the Obligors and its and their Subsidiaries need not pay any tax, fee, assessment, governmental charge, or Debt, or perform or discharge any other obligation, that it has disclosed (with all particulars required by the Agent) in writing to the Agent and that is contesting in good faith by appropriate proceedings diligently pursued provided that to the extent so required under GAAP it has established reserves therefor satisfactory to the Agent and Lenders and that no Lien has arisen or been asserted.

9.2	Corporate Existence and Good Standing

Each Obligor shall, and shall, cause each of its Subsidiaries to, maintain its corporate existence and its qualification and good standing in all jurisdictions necessary to conduct its business and own its Property, shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, all licenses, permits, franchises and governmental authorizations necessary to conduct its business and own its Property, and shall properly maintain, and shall cause each of its Subsidiaries to maintain, all of its books, records and accounts in accordance with GAAP.

9.3	Compliance with Law and Agreements

Each Obligor shall, and shall cause each of its Subsidiaries to, comply with the terms and provisions of each judgment, law, statute, rule, and governmental regulation applicable to it, and each hypothec, mortgage, lien, lease, indenture, order, instrument, agreement or document to which it is or they are a party or by which it is or they are bound, shall obtain and maintain all licences, permits, franchises and governmental authorizations necessary to own its property and to conduct its business as conducted on Closing Date, except, in each case, to the extent that non-compliance with the foregoing is not reasonably likely to give rise to a Material Adverse Effect. The Obligors shall not modify, amend or alter their certificate or articles of incorporation other than in a manner which does not adversely affect the rights of the Lenders or the Agent. Compliance with law and agreements; maintenance of licences.

9.4	Maintenance of Property and Insurance

Each Obligor shall, and shall cause each of its Subsidiaries to:

(a)	Maintain all of its Property necessary and useful in its and their businesses in the ordinary course in good operating condition and repair, ordinary wear and tear excepted; and

(b)	In addition to the insurance required by Section 6.7, maintain with financially sound and reputable insurers such other insurance with respect to its Property and business against casualties and contingencies of such types and in such amounts as is customary for Persons of established reputation engaged in the same or a similar business and similarly situated, naming the Agent at its request, as additional insured under each such policy.

9.5	Environmental Laws

Each of the Obligors shall conduct, and shall cause each of its and their Subsidiaries to conduct, its and their business in compliance in all material respects with all Environmental Laws applicable to it, including, without limitation, those relating to the Obligors’ or such Subsidiary’s generation, handling, use, storage and disposal of Materials of Environmental Concern. The Obligors shall take, and shall cause its and their Subsidiaries to take, prompt and appropriate action to respond to any non-compliance or alleged non-compliance with Environmental Laws, and shall regularly report to the Agent on such response. Without limiting the generality of the foregoing, whenever any Obligor gives notice to the Agent pursuant to Section 7.3(g) and the Agent so requests, the Obligors shall, at the applicable Obligor’s expense:

(a)	Cause an independent environmental engineer acceptable to the Agent in its reasonable discretion to conduct such tests of the site where the non-compliance or alleged non-compliance with Environmental Laws has occurred, and prepare and deliver to the Agent a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and

(b)	Provide to the Agent a supplemental report of such engineer whenever the scope of the environmental problems, or the Obligor’s, and any other Person’s response thereto or the estimated costs thereof, shall change. Such reports shall also be addressed to the Agent and the Lenders and shall, as requested by the Agent, set out the results of such engineers’ review of, inter alia:

(i)	the internal policies and procedures of the Obligor or any Subsidiary, as the case may be, relating to environmental regulatory compliance to ensure that all appropriate steps are being taken by or on behalf of the Obligor or any Subsidiary, as the case may be, to comply with all applicable requirements of Environmental Laws;

(ii)	progress of compliance satisfaction, capital expenditures required to effect remedial steps and compliance deficiencies;

(iii)	all other environmental audit reports which the Obligor or any Subsidiary, as the case may be, or any predecessor has commissioned in the normal conduct of its business; and

(iv)	all environmental reports which have been commissioned by or made available to an Obligor or any Subsidiary, as the case may be, in connection with new acquisitions, and the engineers’ report and recommendations on results of tests performed or samples taken by it during the course of its review, irregularities or steps which may be taken to ensure continued compliance, as well as such other matters as a Borrower and/or the Agent may reasonably request from time to time.

9.6	Plans

Each Obligor shall cause each of its and their Subsidiaries’ Plans to be duly qualified and administered in all respects in compliance with, as applicable, the Pension Benefits Standards Act of British Columbia and all applicable laws (including regulations, orders and directives), and the terms of the Plans and any agreements relating thereto. The Obligors shall ensure that it and its and their Subsidiaries:

(a)	Have no unfunded, solvency, or deficiency on windup liability and no accumulated funding deficiency (whether or not waived) or any amount of unfunded benefit liabilities in respect of any Plan, including any Plan to be established and administered by it or them;

(b)	All amounts required to be paid by it or them are paid when due;

(c)	No liability upon it or them or Lien on any of its or their Property arises or exists in respect of any Plan;

(d)	Make all required contributions to any Plan when due;

(e)	Not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in liability.

9.7	Mergers, Consolidations, Acquisitions or Sales

None of the Obligors or any of its or their Subsidiaries shall, in one or a series of transactions, carry on business through any other Person, enter into any partnership, joint venture, co-venture or other similar combination, other than the Permitted Joint Ventures, or enter into any transaction of amalgamation, merger, acquisition, reorganization, or consolidation, or, subject to Sections 6.4 and 6.12 hereof, transfer, sell, assign, lease or otherwise dispose of all or any part of its Property, or, wind up, liquidate or dissolve, or cease to carry on business or agree to do any of the foregoing, except as is necessary to complete the Steen Reorganization.

9.8	Distributions; Capital Changes

Neither the Borrower nor any of the Guarantors shall (i) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions (a) to the Borrower or any Guarantor by its Subsidiaries, or (b) by the Borrower in respect of payments required to be made in respect of the Notes, or (ii) make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect. Subject to the foregoing, no Obligor shall directly or indirectly, declare, make or pay, or incur any liability to make or pay, any Distribution or, subject to Section 9.13 hereof, any other payment to any Affiliate of any Obligor, in cash or property, on account of repayments of, indebtedness, lease or rental payments, payments for management or other services or otherwise.

9.9	Transactions Affecting Collateral or Obligations

None of the Obligors or any of its or their Subsidiaries shall enter into any transaction or otherwise cause, permit or suffer to occur or exist any event or condition which has resulted in or could reasonably be expected to give rise to a Material Adverse Effect.

9.10	Guarantees

None of the Obligors or any of its Subsidiaries shall make, issue, or become liable on any Guarantee, except (a) Guarantees in favour of the Agent and/or Lenders; (b) Guarantees in respect of the Notes; (c) endorsements of instruments for deposit in the ordinary course of business; and (d) other Guarantees for Debt permitted pursuant to Section 9.11.

9.11	Debt

None of the Obligors or any of its or their Subsidiaries shall incur or maintain any Debt other than:

(a)	The Obligations;

(b)	Tax obligations not otherwise giving rise to any Event of Default hereunder (including deferred taxes), trade payables and contractual obligations to suppliers and customers and other Persons incurred in the ordinary course of business by each of the Obligors;

(c)	Trade payables incurred in the ordinary course of business, non-Capital Leases and other contractual obligations arising in the ordinary course of business;

(d)	Debt secured by PMSIs, and Debt pursuant to Capital Leases of Property, Equipment and other assets (provided the aggregate for all Obligors of payments of such Debt does not exceed $5,000,000 in the aggregate for each Fiscal Year);

(e)	Debt in connection with loans and Distributions permitted under Section 9.8;

(f)	Debt in respect of the Notes and the Guarantees issued pursuant thereto.

9.12	Prepayment

None of the Obligors or any of its or their Subsidiaries shall voluntarily prepay any Debt unless (a) there has not occurred an Event of Default which is continuing, (b) such prepayment shall not cause an Event of Default and (c) there are not, and after giving effect to such prepayment there will not be, Net Borrowings.

9.13	Transactions with Affiliates

Except as set forth below, neither the Borrower nor any of the Guarantors shall (a) sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any

Affiliate, other than a Permitted Joint Venture or (b) lend or advance money or property to any Affiliate, other than a Permitted Joint Venture, or (c) at any time there are, or would be as a result of such investment, Net Borrowings, invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or (d) become liable on any Guarantee of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, the Borrower and the Guarantors may engage in sale transactions with the other Affiliates on credit and other terms no less favourable to the Borrower and the Guarantors than would be obtained in comparable arm’s length transactions with a third party who is not an Affiliate and provided that the aggregate indebtedness of all other Affiliates to the Obligors shall not exceed at any time $500,000.

9.14	Business Conducted

None of the Obligors or any of its and their Subsidiaries shall engage, directly or indirectly, in any business other than the businesses in which the Obligors and its and their Subsidiaries are engaged in on the Closing Date and businesses reasonably related or ancillary thereto.

9.15	Liens

None of the Obligors or any of its or their Subsidiaries shall create, incur, assume, or permit to exist any Lien on any Property now owned or hereafter acquired by any of them, except Permitted Liens.

9.16	New Subsidiaries

None of the Obligors or any of its or their wholly-owned Subsidiaries shall, directly or indirectly, organize or acquire any wholly-owned Subsidiary unless such newly organized or acquired Subsidiary has become a party has provided to the Agent and the Lenders a Guarantee and security over its Collateral, and related opinions of legal counsel, all in form and substance acceptable to the Agent.

9.17	Investments

None of the Obligors or any of its Subsidiaries shall make any Investments other than Permitted Investments.

9.18	Minimum Availability

The Obligors, on a consolidated basis, shall maintain at all times Availability of not less than $5,000,000.

9.19	Fixed Charge Ratio

The Obligors, on a consolidated basis, will maintain at all times, either (a) a Fixed Charge Ratio of not less than 1.0 to 1.0 (tested monthly in arrears), or (b) Availability of not less than $10,000,000.

     9.20 Reorganization, Amalgamation and Change of Control

None of the Obligors or any of its or their Subsidiaries shall wind-up, liquidate or dissolve its business, affairs or assets or enter into any transaction of reorganization, amalgamation, merger, consolidation or permit any change in its ownership or control that will cause, in the case of the Borrower, the Ainsworth Family to, at any time, without the prior written consent of the Agent, reduce or otherwise dispose of their respective interest in the common stock of the Borrower, except for such reductions or dispositions which do not cause the Ainsworth Family to cease to have at any time, individually or together, directly or indirectly, through one or more wholly-owned Subsidiaries, securities of any class or classes of the Borrower which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions) of the Borrower.

     9.21 Note Indentures.

The Borrower will not amend any provision of any of the Note Indentures where such amendment could reasonably be expected to have a Material Adverse Effect, without the Agent’s prior written consent.

     9.22 Fiscal Year

Neither the Borrower nor any of the Guarantors shall change its Fiscal Year.

     9.23 Further Assurances

Each of the Obligors shall execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and such additional instruments of security, and shall take or cause to be taken, or do or cause to be done, such actions and things, as the Agent may, from time to time in its reasonable discretion, request to carry out the terms and conditions of this Agreement and the other Loan Documents, and in order to better register, perfect, render opposable and protect the priority of the Agent’s Liens over all other Liens.

10. CLOSING; CONDITIONS TO LENDING

The Lenders will not be obligated to make or continue any Loans or obtain or issue any Letters of Credit or Credit Support and the Borrower shall not request any Drawdown of any Loan or issuance of any Letter of Credit unless the following conditions (which will, until the Closing Date, constitute conditions precedent and, thereafter, and whether or not any Loans have been made without compliance with any of the conditions unless the same have been expressly permanently waived, continuing conditions) have been satisfied in a manner satisfactory to the Agent:

     10.1 Representations and Warranties; Covenants; Events

The Obligors’ representations and warranties contained in this Agreement and the other Loan Documents shall be correct and complete; each Obligor shall have performed and complied with all covenants, agreements, and conditions contained herein and in the other Loan Documents which are required to have been performed or complied with; and there shall exist no Default or Event of Default.

     10.2 Closing Date Conditions

The Agent, subject to paragraph (f) below, shall have received three (3) copies of each of the following on or prior to the Closing Date, and shall continue to hold an original of each of the following, in form and substance satisfactory to the Agent and Lenders and Agent’s counsel:

(a)	this Agreement duly executed by the Borrower;

(b)	certified copies of the articles or certificates of amalgamation and amendments, if applicable, of the Borrower, its borrowing by-laws and resolutions of its board of directors authorizing its execution, delivery and performance of this Agreement and the Loan Documents to be signed by it;

(c)	evidence satisfactory to the Agent and Lenders and the Agent’s counsel that each of the representations and warranties herein is true and accurate, the Borrower is in compliance with all of its covenants and obligations herein, no Event of Default has occurred, and there has not occurred any material adverse change in the business, operations, property, profits or prospects of the Borrower since December 31, 2003;

(d)	security agreements in respect of Receivables Collateral and Inventory (the “Security Agreements”) by the Borrower, on terms satisfactory to the Agent;

(e)	the Collection Account Agreements;

(f)	each of the other Loan Documents, including the documents listed in Exhibit M, in form and substance satisfactory to the Agent;

(g)	evidence satisfactory to the Agent that the 2004 Note Transaction has closed;

(h)	the favourable opinion of the Borrower’s counsel and local counsel as required by the Agent and Lenders, addressed to the Agent and each of the Lenders and Agent’s counsel, such opinions to address the status and formation of the Borrower and its qualification to carry on business in each jurisdiction where it does so, the due authorization, execution, delivery and enforceability (subject to usual and acceptable qualifications) in accordance with their terms of all Loan Documents and otherwise in form and scope satisfactory to the Agent, the Lenders and Agent’s counsel; and

(i)	the Agent’s customary agreements, including all documents, instruments, financial statements, consents, evidences of corporate authority, certificates, insurance certificates and such other writings to confirm and effectuate the lending transactions and the matters referred to herein as may be required by the Agent and its counsel, all duly executed and/or delivered by the Borrower, and the Lenders and the Agent are satisfied therewith.

     10.3 Release of Proceeds; Drawdown Date

On the Closing Date, the following shall have been completed to the satisfaction of the Agent and Lenders:

(a)	all necessary legislative, regulatory, governmental, and other third party approvals, notices, consents and permits including as necessary to grant and perform the Loan Documents and carry on the Borrower’s business shall have been given and obtained by the Borrower, such approvals, notices, consents and permits not to contain any terms or conditions which the Agent and Lenders consider to be materially adverse to the Borrower and evidence thereof shall have been furnished to the Agent and Lenders;

(b)	the Borrower shall have delivered evidence satisfactory to the Agent and Lenders that, immediately after the Closing Date and making of the initial Loans and issuance of any Letter of Credit and after ensuring that all of the Borrower’s Debts are current, Availability will not be less than $20,000,000, and the Borrower shall have sufficient Availability to enable it to meet all debt amortization requirements and to observe and perform all terms hereof and of the other Loan Documents;

(c)	all registrations and filings in respect of the Loan Documents shall have been made on or before the Closing Date under the PPSA in all jurisdictions that the Agent’s counsel shall determine to be necessary or appropriate (at the expense of the Borrower), it being understood and agreed that the Agent shall be entitled to make (at the expense of the Borrower) all such further registrations and filings in respect of the Loan Documents, after the Closing Date, and until all Obligations of the Obligors have been paid and performed in full, as the Agent shall consider necessary or appropriate;

(d)	the Agent shall have reviewed and shall be satisfied with the insurance policies maintained by the Borrower, and all terms thereof (including risks and amounts of coverage) and the insurers, it being understood and agreed that, with respect to any such policy concerning risks to inventory Collateral, the Agent shall be named as loss payee as its interest may appear and first mortgagee and that all such policies shall contain the standard mortgagee endorsement clauses in favour of the Agent, certificates (pursuant to endorsements satisfactory to the Agent in its discretion) on each of such policies of the Borrower;

(e)	the Agent shall be satisfied with the results of all personal property and other searches and enquiries conducted in respect of the Borrower and its property and assets as the Agent’s counsel may require including, without limitation, under the PPSA and estoppels letters (to confirm the amounts secured by any existing encumbrances and the Collateral covered thereby) shall be received by the Agent as may be required by the Agent in its discretion;

(f)	the Agent and Lenders shall be satisfied that there are no judgments outstanding, and no legal or administrative proceedings (including in any court arbitrator or any Public Authority) pending or threatened except as expressly permitted hereunder which could reasonably be expected to give rise to a Material Adverse Effect;

(g)	the Agent and Lenders shall be satisfied with all environmental matters impacting on the Borrower;

(h)	the Agent and Lenders shall have completed all due diligence which they consider necessary or appropriate in their discretion in regard to the Borrower and its properties, assets, books and records, operations, prospects and condition (financial and otherwise), including, without limitation, in regard to past and ongoing compliance with Environmental Laws union and labour relations and pension matters, and the Agent and Lenders shall be satisfied in its discretion that the Borrower is adequately capitalized, that the fair saleable value of the Borrower’s assets will exceed its liabilities at closing, and that the Borrower will have sufficient working capital to pay its Debts as they become due;

     10.4 Termination of Liens

The Agent shall have received duly executed financing change statements, discharges and other instruments, or evidence thereof, in form and substance satisfactory to the Agent, as shall be necessary to terminate and discharge and satisfy all Liens other than Permitted Liens on the Property of the Obligors.

     10.5 Deliberately Left Blank

     10.6 Closing Fee

The Borrower shall have paid in full all closing fees agreed with GMAC CF.

     10.7 Payment of Fees and Expenses

The Borrower shall have paid all reasonable fees and expenses of the Agent’s counsel, Ogilvy Renault, and all special local counsel retained and all other fees and expenses of the Agent and the Lenders incurred in connection with any of the Loan Documents and the transactions contemplated thereby.

     10.8 Required Approvals

The Agent and Lenders shall have received certified copies of all consents or approvals of any Public Authority or other Person which the Agent and/or Lenders determine is required in connection with the transactions contemplated by this Agreement.

     10.9 No Material Adverse Change

There shall have occurred no material adverse change in any of the Obligors’ Property, business, operations, prospects or financial condition since December 31, 2003.

     10.10 Proceedings

All proceedings to be taken in connection with the transactions contemplated by this Agreement and all Loan Documents and other documents, instruments, guarantees and other assignments incident hereto or contemplated in connection herewith (whether or not forms thereof are annexed hereto as Exhibits), shall be satisfactory in form and substance to the Agent and Lenders and their counsel.

11. DEFAULT; REMEDIES

     11.1 Events of Default

It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)	any failure to pay the principal of or interest on any of the Obligations when due, whether upon demand or otherwise;

(b)	any representation or warranty made by any Obligors in this Agreement, any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Obligors at any time to the Agent and/or Lenders shall prove to be untrue as of the date on which made;

(c)	default shall occur in the observance or performance by the Obligors of any of the covenants and agreements contained in Sections 6.1 to 6.12, 7.2(a) to (e), 7.3, 9.4, 9.7, 9.8, 9.10, 9.11, 9.12, 9.13, and 9.15 to 9.20 of this Agreement or any of the other Loan Documents shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Agent and/or Lenders) or become void or unenforceable without the written consent of the Agent and/or Lenders;

(d)	default shall occur in the observance or performance by the Obligors of any of the covenants and agreements contained in this Agreement, the Loan Documents, or any other agreement entered into at any time to which any Obligors and the Agent and/or any of the Lenders are party other than those referred to in paragraph (c) above, which is not remedied within thirty (30) days of written notice to do so;

(e)	any default shall occur in the payment of any principal, interest or premium with respect to any other Debt in an outstanding principal amount in excess of $1,000,000 or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Obligor and such default shall continue for more than the period of grace, if any, therein specified, or if any such Debt shall be declared due and payable prior to the stated maturity thereof or if any Obligor otherwise defaults in the performance of any term or condition of such Debt relating to a Permitted Lien;

(f)	any Obligor shall: (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or file any proposal or notice of intention to file a proposal, or file any application or otherwise commence any action or proceeding seeking reorganization, arrangement, consolidation or readjustment of its debts or securities, or which seeks to stay or has the effect of staying, any creditors, or for any other relief under the Bankruptcy and Insolvency Act of Canada (“BIA”), or the Companies’ Creditors Arrangement Act of Canada, or under any other bankruptcy, insolvency, liquidation, winding up, corporate or similar statute or law, provincial, state or federal, now or hereafter existing, or consent to, approve of or acquiesce in, any such petition, proposal, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, monitor, liquidator, sequestrator, custodian or trustee (whether or not on an interim or permanent basis) or similar officer for it or for all or any part of its Property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due or if an act of bankruptcy occurs under the BIA;

(g)	an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of any Obligor’s debts or securities or for any other relief under the BIA, the Companies’ Creditors Arrangement Act of Canada, or under any other bankruptcy, insolvency, liquidation, winding up, corporate or similar statute or law, provincial, state or federal, now or hereafter existing unless (A) such proceeding is discharged within a period of sixty (60) days, (B) until discharged is being actively and diligently contested in good faith, and any relief or remedies upon or against any Obligor’s Collateral have been stayed, (C) has not given rise to any Material Adverse Effect, and (D) has not otherwise resulted in any adjudication or declaration of bankruptcy or any of the events referred to in paragraph (f);

(h)	a receiver, assignee, liquidator, administrator, sequestrator, custodian, trustee, monitor or similar official (whether or not on an interim or permanent basis) for any Obligor or for all or any part of the Collateral shall be appointed involuntarily; or an execution, writ of seizure and sale, sequestration or extent or any other process of any court, shall be issued or levied against any part of the Collateral of any Obligor or shall otherwise be enforceable against any Obligor or a distress or analogous process is levied upon any part of the Collateral of any Obligor;

(i)	any Obligor, without the prior consent of the Agent, shall file a certificate of dissolution or like process under applicable law or shall be liquidated, dissolved or wound-up or shall commence or shall have commenced against it any action or proceeding for dissolution, winding-up, administration or liquidation (A) which has not been discharged within sixty (60) days or (B) which is not being actively and diligently contested in good faith or (C) any relief or remedies upon any Obligor’s Collateral have not been stayed or (D) which has given rise to any Material Adverse Effect or (E) which has resulted in any adjudication or declaration, or shall take any corporate action in furtherance thereof or if any Obligor abandons all or any part of its Collateral the abandonment of which could reasonably be expected to have a Material Adverse Effect or ceases or threatens to cease to carry on business;

(j)	all or any part of the Collateral of any Obligor shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such Collateral, or if any Obligor, shall be assumed by any Public Authority or any court of competent jurisdiction at the instance of any Public Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect, which has resulted in or may result in a Material Adverse Effect;

(k)	any Guarantee of the Obligations shall be terminated (other than by the Agent), revoked or declared void or invalid;

(l)	one or more final judgments for the payment of money or final assessments (which are no longer appealable) of Canada Customs and Revenue Agency aggregating in excess of $1,000,000 (whether or not covered by insurance) shall be rendered against any Obligor and such judgment or assessment is not paid and discharged within thirty (30) days (provided until discharged, all relief or remedies have been stayed and further provided such judgment or assessment has not given rise to a Material Adverse Effect);

(m)	any loss, theft, damage or destruction of any item or items of Collateral occurs which has given or could reasonably be expected to give rise to a Material Adverse Effect;

(n)	if any Obligor violates any Environmental Law which results in an Action Request, Violation Notice or other notice or control order, cancellation of any license or certificate or approval, that could reasonably be expected to have a Material Adverse Effect;

(o)	any event or condition shall occur or exist with respect to a Plan that could, in the Lenders’ good faith judgment, subject any Obligor to any tax, penalty or other liabilities under the Pension Benefits Act of Ontario or any other applicable laws which could reasonably be expected to give rise to a Material Adverse Effect;

(p)	the Borrower ceases to be the registered and beneficial owner of 100% of the issued and outstanding shares of the Guarantor or there shall have occurred a Change of Control;

(q)	if any of the leases and subleases described in Exhibit D proves not to be or ceases to be valid and enforceable to the extent same could reasonably be likely to give rise to a Material Adverse Effect;

(r)	there is filed against any Obligor any civil or criminal action, suit or proceeding under any federal, provincial or state racketeering, proceeds of crime or money laundering statute, which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days, and (2) could reasonably be expected to result in the confiscation or forfeiture or any portion of the Collateral the loss of which could reasonably be expected to give rise to a Material Adverse Effect;

(s)	there occurs a Material Adverse Effect; or

(t)	for any reason other than the failure of the Agent to take any action available to it to maintain the opposability or the perfection of the Agent’s Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected, opposable, published, registered and prior to all other Liens (other than Permitted Liens) or is terminated (other than by the Agent), revoked or declared void.

     11.2 Remedies

(a)	If an Event of Default has occurred and is continuing or the Agent has previously exercised its rights under clause (iv) and/or (v) below pursuant to this Section 11.2(a), the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrower: (i) reduce the Maximum Revolving Credit Line, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; (iii) restrict or refuse to provide Letters of Credit or Credit Support; (iv) terminate the Commitments and this Agreement; (v) declare any or all Obligations and/or Guaranteed Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 11.1(f), 11.1(g), 11.1(h) or 11.1(i), the Commitments shall automatically and immediately expire and all Obligations and Guaranteed Obligations shall automatically become immediately due and payable without notice or demand of any kind; and (vi) pursue its other rights and remedies under the Loan Documents and applicable law and equity.

(b)	If an Event of Default has occurred and is continuing or the Agent has exercised its rights under clause (iv) and/or (v) of Section 11.2(a): (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under applicable law (including, without limitation, the PPSA) in the jurisdiction where the Collateral is located and all rights and remedies provided for in the Loan Documents; (ii) the Agent may, at any time, take possession of the Collateral and keep it on the Borrower’s or any Guarantor’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrower or any Guarantor shall, upon the Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Agent at a place convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrower and each of the Guarantors agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the PPSA or otherwise, shall constitute reasonable notice to the Borrower and Guarantors if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least fifteen (15) days prior to such action to the Borrower’s address specified in or pursuant to Section 15.21. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Borrower or any Guarantor. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower and each of the Guarantors irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower and each of the Guarantors agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, the Borrower’s and each Guarantor’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Borrower’s and Guarantors’ rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including legal fees, and then to the Obligations. The Agent will return any excess to the Borrower and Guarantors and the Borrower shall remain liable for any deficiency.

(c)	If an Event of Default has occurred and is continuing or the Agent has exercised its rights under clause (iv) and/or (v) of Section 11.2(a), to the maximum extent permitted by law the Borrower and each of the Guarantors hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.

12. TERM AND TERMINATION

Subject to any earlier demand for payment upon the occurrence of an Event of Default, the term of this Agreement shall be the period from the Closing Date to end on the Maturity Date (the “Term”). The Borrower may terminate the Revolving Credit Facilities at any time during the Term if:

(a)	it gives the Agent sixty (60) days prior written notice of termination;

(b)	it pays the Early Termination Fee;

(c)	it pays and performs all of its Obligations on or prior to the effective date of termination; and

(d)	it shall immediately arrange for the cancellation and return of all Letters of Credit then outstanding.

Notwithstanding the termination of this Agreement, until all Obligations are paid and performed in full, the Obligors shall remain bound by the terms of this Agreement and under the Loan Documents and shall not be relieved of any of their Obligations and Guaranteed Obligations, as applicable, and the Agent and/or Lenders shall retain all their rights and remedies hereunder and under the Loan Documents (including, without limitation, in all then existing and after-arising Collateral). Partial terminations of the Revolving Credit Facility are not permitted.

13. AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

     13.1 Amendments and Waivers.

        No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any of the Guarantors therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent upon the written authorization of the Required Lenders) and the Borrower or such Guarantor, as applicable, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless approved in writing by all the Lenders and in writing between the Borrower and Guarantors and the Agent, do any of the following:

(a)	increase or extend the Commitment of any Lender;

(b)	postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c)	reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d)	change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e)	increase any of the percentages set forth in the definition of the Borrowing Base;

(f)	amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;

(g)	release Collateral other than as permitted by Sections 14.1 and 14.2(b);

(h)	change the definition of “Required Lenders”; or

(i)	increase the Maximum Revolving Credit Line, the maximum amount of advances to be made based on Eligible Inventory, and the Unused Letter of Credit Subfacility; and

(j)	grant any express release of a Guarantor from its Guaranteed Obligations.

provided, however, that the Agent may, in its sole discretion and notwithstanding the limitations contained in clause (e) above and any other terms of this Agreement, make Revolving Loans (including Agent Advances) provided that, in the case of Agent Advances, Agent Advances shall not exceed any limits in amounts and circumstances described in Section 2.2 and; provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document; provided, further, that unless a matter expressly requires the consent or agreement of all of the Lenders or the Required Lenders (such as above-provided) then references to the Lenders’ consent or instructions means the consent or instructions of the Required Lenders.

     13.2 Assignments; Participations.

(a)	Any of the Lenders (an “Assignor”) may assign, in whole or in part, such Lender’s Commitment to any other Person (whether or not a Lender) (an “Assignee”), provided, if prior to the occurrence of an Event of Default, the Assignor has the prior consent of the Borrower, such consent not to be unreasonably withheld and provided there shall be no more than three Lenders at any one time prior to an Event of Default.

(b)	Any assignment contemplated by Clause 13.2(a) hereof shall be executed in the form set forth in Exhibit P (an “Assignment and Acceptance”) hereto forming part hereof (with such amendments thereto as the Assignor, the Assignee and the Agent may agree to, from time to time, without any necessity of consent thereto from the Borrower or any Obligor) and the Assignor shall then pay to the Agent (for the Agent’s own account) an assignment fee of $3,500.00. Upon such assignment becoming effective, the Assignee shall become a Lender and shall benefit from the rights and be liable to the obligations of the Assignor proportionately to the assigned Commitment (or assigned portion of the Commitment) and, to the same extent, the Assignor shall be released from its obligations. The Assignor and the Assignee shall be liable for all expenses incurred by the Agent in connection with such assignment.

(c)	No partial assignment of a Commitment may be made if the residual amount of the Commitment of the Assignor or if the total Commitment of the Assignee is less than 20% of all of the Maximum Revolving Credit Line.

(d)	Concurrently with any assignment of a Commitment in favour of an Assignee which is not, at the time of the assignment, a Lender, all of the Guarantors shall reiterate and confirm their respective guarantees in favour of such Assignee.

(e)	Provided that an assignment is made in accordance with the provisions of Clauses (a) through (d) of this Section, such assignment shall not require, under any circumstances whatsoever, the consents of any or all of the Borrower or any other Obligor, all of whom shall be deemed, in advance, to have completely consented and acquiesced to such assignment(s) for all purposes.

(f)	The provisions of Clauses (a) through (d) of this Section shall not apply to a participation which any Lender may grant to any other Person, provided that such participation does not result in the release of any obligations of such Lender towards the Borrower hereunder or in any direct obligation of the Borrower towards such participant.

14. THE AGENT

     14.1 Agent

Each Lender hereby irrevocably appoints GMAC CF as Agent (including any successor agent as herein provided and including any person to whom the Agent may delegate (but only with the consent of the Lenders if not to an affiliate of the Agent or, with respect to appraisal functions, a recognized appraiser) duties or responsibilities as permitted by Section 14.2(h), the “Agent”) to act as its agent in connection with this Agreement, the other Loan Documents and the matters contemplated hereunder and thereunder, and authorizes irrevocably the Agent to exercise such rights, powers and discretions as are delegated to the Agent pursuant to this Agreement and the other Loan Documents together with all such rights, powers and discretions as are incidental hereto or thereto. The Agent shall have only those duties and responsibilities which are expressly specified in this Agreement and the other Loan Documents, and it may perform such duties by or through its agents or employees. This Agreement shall not place the Agent under any fiduciary duties in respect of any Lender or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent and any other Person to whom an Agent may delegate duties or responsibilities as permitted under Section 14.2(h) shall enjoy the same benefits, rights and protections as those provided to the Agent under this Article mutatis mutandis. Each Lender hereby irrevocably appoints and constitutes the Agent its true and lawful attorney, with full power of substitution, for the purposes of carrying out any of the terms hereof, collecting or enforcing any of the Obligations and exercising any of the rights and remedies of the Lenders hereunder and under the other Loan Documents, including, without limitation, for the purposes of signing any documents necessary to perfect, register, publish, render opposable, maintain, subject to Section 14.2(b), release or discharge the Agent’s Liens or any of the Loan Documents, and instituting any actions or proceedings. The Agent shall not be liable for any acts or omissions or errors of judgment or mistakes of fact or law in its exercise of the foregoing power, except resulting from its gross negligence or wilful default.

     14.2 Agent’s Responsibility

The Agent may:

(a)	assume that:

(i)	any representation made by any Obligor in or in connection with any of the Loan Documents, any notice or other document, instrument or certificate is true;

(ii)	no Default has occurred; and

(iii)	none of the Obligors is in breach of or in default under its obligations under any of the Loan Documents;

(b)	unless the Agent has actual knowledge or actual notice to the contrary, assume that each parties’ address is that identified with its signature below until it has received from such party a notice designating some other office of such party as its address and act upon any such notice until the same is superseded by a further such notice;

(c)	engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)	unless the Agent has actual knowledge or actual notice to the contrary, rely as to matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a statement signed by or on behalf of an Obligor;

(e)	rely upon any writing, resolution, notice, consent, certificate, affidavit, letter, fax, telex, telephone message, statement, conversation, communication or document believed by it to be genuine and correct and believed to have been signed, sent or made by a proper Person;

(f)	refrain from exercising any right, power or discretion vested in it under the Loan Documents or otherwise refrain from taking any action unless and until it first receives the advice or concurrence of the Lenders and, if requested, it is specifically indemnified to its satisfaction by all Lenders against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders;

(g)	refrain from exercising any right, power or discretion vested in it which would or might in its opinion be contrary to any law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion necessary to comply with any such law or directive;

(h)	delegate (without any further consent of the Applicable Obligors, any Lender or any other Person if to an affiliate of the Agent or, with respect to appraisal functions, recognized appraiser) to such other Person, such duties and responsibilities as it shall determine to be appropriate in respect of dealings with or relating to the Obligors or any other Person or any Collateral and such delegated Person shall be entitled to all of the benefits and powers of the Agent relating to such delegated functions and the Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care unless the conduct of the Agent has been grossly negligent or constitutes wilful misconduct;

(i)	retain for its own benefit, and without liability to account for, any fee or other sum due and payable to it for its own account; and

(j)	provide any advisory or other ancillary banking services to any party (including any Affiliate thereof) to this Agreement provided same do not conflict with the Agent’s express duties hereunder.

     14.3 Agent’s Duties

The Agent shall:

(a)	promptly upon receipt thereof, inform each Lender of the contents of (and, if requested, provide a copy to such Lender of) any notice, document, request or other information received by it in its capacity as Agent hereunder from any Obligor or any Lender;

(b)	promptly notify each Lender of the occurrence of any Default or Event of Default, provided, however, that the Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or an Obligor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”;

(c)	each time any Obligor requests the prior written consent of the Lenders, use its best efforts to obtain and communicate to such Obligor the response of the Lenders in a reasonable and timely manner having due regard to the nature and circumstances of the request;

(d)	subject to the foregoing provisions of this Article and Article 13, take such actions with respect to any Default or Event of Default as may be requested by the Lenders, provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders; and

(e)	if so instructed by the Lenders, and subject to being indemnified to its satisfaction by all Lenders, do and perform the things contemplated in Sections 6 and 11, or refrain from exercising any right, power or discretion vested in it under the Loan Documents or any document incidental thereto.

     14.4 Protection of Agent

Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:

(a)	be bound to enquire as to:

(i)	whether any representation made by any Obligor or any other Person in or in connection with the Loan Documents or any document incidental thereto is true;

(ii)	the occurrence or otherwise of any Default;

(iii)	the performance by any Obligor or any other Person of its obligations under any of the Loan Documents or any document incidental thereto (including any obligations in respect of insurance);

(iv)	any breach of or default by any Obligor or any other Person under the Loan Documents or any document incidental thereto; or

(v)	the use or application by any Obligor of any of the proceeds of any of the Loans;

(b)	be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account as herein provided;

(c)	be bound to disclose to any Person any information relating to any Obligor if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person;

(d)	be under any obligation to inspect any Collateral or any other Property, books or records of any Obligor or any of its or their Subsidiaries or Affiliates;

(e)	accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith or for the legality, validity, effectiveness, genuineness, sufficiency, adequacy or enforceability of the Loan Documents, any Loan, any Letter of Credit or any document incidental hereto or thereto and the Agent shall be under no liability to any Lender as a result of taking or omitting to take any action in relation to the Loan Documents, any Loan or any document incidental hereto or thereto save in the case of gross negligence or wilful misconduct, and each of the Lenders agrees that it will not assert or seek to assert against any director, officer, employee, affiliate or agent of the Agent any claim it might have against any of them in respect of the matters referred to in this Section 14.4; or

(f)	have any obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Obligors or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, rendered opposable, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to this Agreement or pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any Lender as to any of the foregoing.

     14.5 Authorized Waivers, Variations and Omissions

If so authorized in writing by the Lenders, the Agent may grant waivers, consents, and with the agreement of the Borrower vary the terms of or amend this Agreement and do or omit to do all such acts and things in connection herewith or therewith.

     14.6 Capacity as Agent

In performing its functions and duties under this Agreement, the Agent shall act solely as the agent of the Lenders and shall not assume, and shall not be deemed to have assumed, any obligation as agent or trustee for the Obligors or any other Person. The Agent shall be under no liability or responsibility of any kind to the Obligors, any Lender or to any other Person arising out of or in relation to any failure or delay in performance or breach by any Lender or Lenders, as the case may be, by the Obligors or any other Person pursuant to or in any way in connection with this Agreement. For greater certainty, the term “Agent” includes each Agent to whom any rights, powers or functions of Agent may be delegated.

     14.7 Certain Rights of the Agent

Without limitation to any other provision hereof, the Agent may request instructions from the Lenders at any time. If the Agent requests instructions from the Lenders with respect to any action or inaction, the Agent shall be entitled to await instructions from the Lenders before such action or inaction and shall be entitled to request and obtain an indemnity of all Lenders satisfactory to the Agent against all costs, liability and expenses which Agent may suffer or incur in connection with such matters.

     14.8 Collateral Matters

(a)	Each Lender authorizes the Agent to enter into the Loan Documents to which it is a party, for the benefit of the Lenders. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ Liens in assets which can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions. Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or Lenders in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. Notwithstanding the provisions of this Section (a), without notice to or consent from any Lender, the Agent may take any action it considers, in its sole discretion, necessary or advisable to perfect and maintain the perfection of the Agent’s Liens.

(b)	The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Agent’s Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrower of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting Collateral being sold or disposed of if the applicable Obligor certifies to the Agent that the sale or disposition is made in compliance with Section 9.7 (and the Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting Collateral in which the Borrower and Guarantors owned no interest at the time the Lien was granted or at any time thereafter. Except as provided above or hereunder, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Required Lenders. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 14.8.

(c)	Upon receipt by the Agent of any authorization to the extent required pursuant to Section 14.8(a) from the Lenders of the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower or any Guarantor, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

     14.9 Restrictions on Actions by Lenders; Sharing of Payments.

(a)	Each of the Lenders agrees that it shall not, without the express consent of the Agent, and that it shall, to the extent that it is lawfully entitled to do so, upon the request of the Agent, set-off or compensate against the Obligations, any amounts owing by such Lender to an Obligor or any accounts of an Obligor now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action, including, without limitation, any demand for payment or commencement of any legal or equitable proceedings, against an Obligor or otherwise to foreclose or enforce its hypothecary rights in respect of any Lien on, or otherwise enforce any security interest in, or hypothecation of, any of the Collateral, the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b)	If at any time or times any Lender shall receive (i) by payment, foreclosure, set-off or otherwise, any Proceeds of Collateral or any payments with respect to the Obligations of an Obligor to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such Proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s rateable portion of all such distributions by the Agent, such Lender shall promptly turn the same over to the Agent in kind, and with such endorsements as may be required to negotiate the same to the Agent or in same day funds, as applicable, for the account of the Agent and the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement.

15. MISCELLANEOUS

     15.1 Cumulative Remedies; No Prior Recourse to Collateral

The enumeration herein or in the Loan Documents of the Agent’s and/or Lenders’ rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agent and/or Lenders may have under the PPSA of each jurisdiction where any Collateral may be located, or other applicable law or the Loan Documents. The Agent and/or Lenders shall have the right, in its and their sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agent and/or Lenders may, without limitation, proceed directly against any or all Obligors to collect the Obligations or Guaranteed Obligations without any prior recourse to the Collateral.

     15.2 No Implied Waivers

No act, failure or delay by the Agent and/or Lenders shall constitute a waiver of any of its rights and remedies. No single or partial waiver by the Agent and/or Lenders of any provision of this Agreement or any other Loan Document, or of breach or default hereunder or thereunder or of any right or remedy which the Agent and/or Lenders may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. No waiver by the Agent and/or Lenders shall affect its rights to require strict performance of this Agreement.

     15.3 Severability

If any provision of this Agreement shall be prohibited or invalid under the applicable law of any jurisdiction, such prohibition or invalidity shall not invalidate the remainder of this Agreement in such jurisdiction or this Agreement as a whole in any other jurisdiction provided however that, if the Agent and/or Lenders determine as a result of any such prohibition or invalidity that the Agent and/or Lenders have lost any material benefit of or right under this Agreement, then an Event of Default shall be deemed to have occurred whereupon the Agent and/or Lenders may exercise any of its right or remedies as provided in Section 11.2 hereof.

     15.4 Governing Law

This Agreement shall be deemed to have been made in the Province of Ontario, and shall be governed by and interpreted in accordance with the laws of such province.

     15.5 Consent to Jurisdiction and Venue; Service of Process

If applicable, each Obligor agrees that, in addition to any other courts that may have jurisdiction under applicable laws or rules, any action or proceeding to enforce or arising out of this Agreement or any of the other Loan Documents may be commenced in the courts of the Province of Ontario, and each Obligor consents and submits in advance to such jurisdiction and agrees that venue will be proper in such courts on any such matter. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same, in any appropriate jurisdiction.

The Borrower and each other Obligor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by facsimile transmission or regular mail directed to the attention of Borrower at its address set forth in Section 15.21 and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the mail postage prepaid. Nothing contained herein shall affect the right of Agent or the Lenders to serve legal process by any other manner permitted by law.

     15.6 Waiver of Jury Trial, Etc.

EACH OBLIGOR HEREBY WAIVES TRIAL BY JURY, RIGHTS OF SET-OFF, COMPENSATION, AND THE RIGHT TO IMPOSE COUNTERCLAIMS IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE OBLIGOR AND THE AGENT AND/OR ANY OF THE LENDERS EXCEPT FOR SUCH SET-OFFS AND COUNTERCLAIM WHICH, IF NOT ASSERTED IN ANY SUCH LITIGATION, COULD NOT OTHERWISE BE BROUGHT OR ASSERTED AND PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED AS A WAIVER OF ANY RIGHT WHICH THE OBLIGORS MAY HAVE TO ASSERT CLAIMS OR CAUSES OF ACTION AGAINST THE AGENT OR ANY LENDER IN SEPARATE PROCEEDINGS. THE OBLIGORS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH OBLIGOR HEREBY WAIVES NOTICE OF INTENT TO ACCELERATE AND ACCELERATION EXCEPT WHERE REQUIRED BY MANDATORY PROVISIONS OF LAW OR BY THE TERMS OF THIS AGREEMENT. EACH OBLIGOR CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

     15.7 Survival of Representations and Warranties

All of the Obligors’ representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties, notwithstanding any investigation by the Agent and/or Lenders or its or their agents.

     15.8 Other Security and Guarantees

The Agent and/or Lenders may, without notice or demand, and without affecting any Obligor’s obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations (provided in the case of a Lender that same is delivered to the Agent to be held for the benefit of the Lenders as herein provided), and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guarantee of payment of all or any part of the Obligations (provided in the case of a Lender that same is delivered to the Agent to be held for the benefit of the Lenders as herein provided), and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

     15.9 Fees and Expenses

The Borrower shall pay to Agent on demand all reasonable costs and expenses that Agent pays or incurs in connection with the negotiation, preparation or consummation of this Agreement and the other Loan Documents and all costs and expenses that the Agent pays or incurs in connection with the administration, enforcement, and termination of this Agreement and the other Loan Documents, including, without duplication and without limitation the following items:

(a)	costs and expenses (including taxes and insurance premiums) required to be paid by Borrower or any Obligor under any of the Loan Documents that are paid or incurred by the Agent and/or the Lenders;

(b)	fees or charges paid or incurred by the Agent and/or the Lenders in connection with the Agent and/or the Lenders’ transactions with Borrower or any Obligor hereunder;

(c)	costs and expenses incurred by the Agent and/or the Lenders in the disbursement of funds to Borrower (by wire transfer or otherwise);

(d)	costs and expenses paid or incurred by the Agent and/or the Lenders to correct any Event of Default or enforce any provision of the Loan Documents or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale or advertising to sell the Collateral or any portion thereof;

(e)	costs and expenses of all examination and appraisal of the books, records and Collateral of Borrower or any Obligor by the Agent’s staff auditors or third party professionals and/or evaluators designated by the Agent, which shall be conducted at such intervals as the Agent, from time to time, determines; provided, prior to the occurrence of an Event of Default, the Agent shall not initiate such examinations more frequently than once in every twelve month period if there are no Net Borrowings at the time such examinations are initiated, or four (4) times in every twelve month period, if there are Net Borrowings at the time such examinations are initiated;

(f)	costs and expenses of third party claims or any other suit paid or incurred by the Agent and/or the Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or any relationship between the Agent and/or the Lenders and Borrower or any Obligor;

(g)	costs and expenses of converting any foreign currency to Canadian Dollars (or vice-versa); and,

(h)	the Agent’s and/or the Lenders’ reasonable attorneys’ fees and expenses incurred in advising, structuring, drafting, administering, amending, terminating, enforcing, defending or concerning the Loan Documents or these credit facilities.

     15.10 Waiver of Notices

Unless otherwise expressly provided herein, each Obligor waives, to the maximum extent permitted by law, but subject to compulsory provision of law, presentment, protest and notice of demand or dishonour and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Obligors which the Agent and/or Lenders may elect to give shall entitle the Obligors to any or further notice or demand in the same, similar or other circumstances.

     15.11 Binding Effect; Assignment

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by the Obligors without the prior written consent of the Lenders. The Lenders shall have the right to assign or participate all or any portion of the Obligations or the Revolving Credit Facility or any interest therein as provided for in Section 13.2 hereof.

     15.12 Modification

This Agreement and the other Loan Documents are intended by the Obligors and the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement shall be made, except by a written agreement signed by the Borrower and a duly authorized officer of the Agent and Lenders.

     15.13 Counterparts

This Agreement may be executed in any number of counterparts, and by the Agent, the Lenders and the Obligors in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

     15.14 Right of Set-Off

Whenever an Event of Default exists, any of the Lenders is hereby authorized at any time, and from time to time, to the fullest extent permitted by law, to set-off, compensate and apply to the Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Lenders or any affiliate of any of the Lenders to or for the credit or the account of the Borrower against any and all of its Obligations, whether or not then due and payable. Such Lender agrees promptly to notify the Borrower after any such set-off, compensation and application made by any of the Lenders, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     15.15 Inability to Determine Rates

If the Agent determines that for any reason adequate and reasonable means do not exist for determining the BA Equivalent Rate for any requested Interest Period with respect to a proposed BA Equivalent Loan, or that the BA Equivalent Rate for any requested Interest Period with respect to a proposed BA Equivalent Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain BA Equivalent Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable Notice submitted by the Borrower, but such Loans shall be made, converted or continued as Prime Rate Loans instead of BA Equivalent Loans.

     15.16 Precedence

In the event that any provisions of the Loan Documents (other than this Agreement) (the “Conflicted Agreements”) contradict or are otherwise incapable of being construed in conjunction with the provisions of this Agreement, the provisions of this Agreement shall take precedence over those contained in the Conflicted Agreements and, in particular, if any act of any Obligor is expressly permitted under this Agreement but is prohibited under the Conflicted Agreements, any such act shall be permitted under this Agreement and shall be deemed to be permitted under the Conflicted Agreements.

     15.17 Confidentiality

Except as otherwise provided herein, the Agent and the Lenders agree to take customary and reasonable precautions to maintain the confidentiality of all information in connection with this Agreement, the Loan Documents, and other information respecting the Borrower and/or its accounts and business with the Agent and/or Lenders, provided to the Agent and/or Lenders by the Obligors or otherwise known to the Agent and/or Lenders (the “Customer Information”). The Obligors acknowledge and agree that the Agent and Lenders may to the extent necessary for the administration and enforcement of this Agreement disclose from time to time Customer Information to other offices and branches of the Agent and/or any of the Lenders and to the Agent’s and/or any Lender’s subsidiaries and affiliates, in Canada or anywhere outside Canada. The Obligors further consent to the disclosure of Customer Information by the Agent and/or any of the Lenders, or any such subsidiary or affiliate of the Agent and/or any of the Lenders (i) at the request of any governmental, regulatory or other similar agency or authority having jurisdiction over the Agent and/or any of the Lenders or such subsidiary or affiliate, (ii) pursuant to subpoena or other court process or to the extent required in connection with any litigation between the Agent and/or any of the Lenders, and any Obligor; (iii) when otherwise required to do so in accordance with applicable law.

     15.18 Illegality

(a)	If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Public Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make BA Equivalent Loans, then, on notice thereof by that Lender to the Borrower through the Agent, any obligation of that Lender to make BA Equivalent Loans shall be suspended until that Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b)	If a Lender determines that it is unlawful to maintain any LIBOR Loan or BA Equivalent Loan the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such BA Equivalent Loans of that Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof, if that Lender may lawfully continue to maintain such BA Equivalent Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such BA Equivalent Loans. No payment shall be due under Section 4.5 upon prepayment of BA Equivalent Loans pursuant to or as a result of the circumstances described in the preceding sentence. If the Borrower is required to so prepay any BA Equivalent Loans, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Prime Rate Loan.

     15.19 Increased Costs

(a)	If any Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Public Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any BA Equivalent Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)	If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Public Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

(c)	If the Borrower is required to pay additional amounts to the Agent for the account of any Lender pursuant to this Section 15.19, the Lender will, at the Borrower’s sole expense and at the Borrower’s request, use its reasonable commercial efforts to limit the incidence of such amounts, including seeking recovery for itself and for the account of the Borrower by appealing any assessment. If the Lender subsequently recovers all or part thereof, it will repay an equal amount to the Borrower. For greater certainty, it is acknowledged that if the circumstances giving rise to the requirement to pay such additional amounts are also attributable, in part, to dealings between the Lender and its other customers, the obligation of the Borrower under this Section 15.19 to provide compensation therefor will not arise unless the Lender, as a general practice, also requires compensation therefor from such other customers and will not exceed the amount that is directly proportionate to the extent to which such circumstances are attributable to the Borrower.

     15.20 Judgment Currency

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Lender could purchase in the Toronto foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. The Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase, in the Toronto foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, the Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Lender against such loss. The term “rate of exchange” in this Section 15.20 means the spot rate at which the Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

     15.21 Notices

Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight courier service, or (b) in the case of notice by such a telecommunications device, when properly transmitted (or if after 4:00 p.m., on the next Business Day), in each case addressed to the party to be notified as follows:

If to the Agent or to GMAC CF:

GMAC Commercial Finance Corporation - Canada
150 York Street
Suite 1314
Toronto, Ontario M5H 3S5

Attention: Michael Mann
Telecopier No.: (416) 365-9493

with a copy to:

GMAC Commercial Finance LLC
1290 Avenue of the Americas, 3rd Floor
New York, NY 10104

Attention: Marline Alexander-Thomas
Telecopier No.: 212-884-7692
Telephone No.: 212-884-7013

and (except for routine correspondence) to:

Kevin Morley
Ogilvy Renault
77 King Street West
Suite 2100
Toronto, Ontario M5K 1H1

Telecopier No.: (416) 216-3930

If to the Borrower or any Guarantor:

c/o Ainsworth Lumber Co. Ltd.
3194 Bentall IV
1055 Dunsmuir Street
Vancouver, British Columbia V7X 1L3

Attention: Chief Financial Officer
Telecopier No.: (604) 661-3201

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     15.22 Indemnity of the Agent and the Lenders by the Obligors.

(a)	Each Obligor agrees to defend, indemnify and hold the Agent, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including all reasonable fees, expenses and disbursements of Agent’s counsel and any other legal counsel engaged by the Agent or Agent’s counsel) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Obligors shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the wilful misconduct or gross negligence of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b)	Each Obligor agrees to indemnify, defend and hold harmless the Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Contaminant or other hazardous substance relating to the Borrower’s or any Guarantor’s operations, business or property. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s or any Guarantor’s property or operations or property leased to the Borrower or any Guarantor. The indemnity includes but is not limited to costs, charges, expenses and disbursements (including all reasonable fees, expenses and disbursements of Agent’s counsel and any other legal counsel engaged by the

Agent or Agent’s counsel). The indemnity extends to the Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous Substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, provincial, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations. The foregoing indemnity will not extend to liabilities resulting from the Agent’s or Lenders’ gross negligence or wilful misconduct.

     15.23 Limitation of Liability.

        NO CLAIM MAY BE MADE BY THE BORROWER, ANY OTHER OBLIGOR, ANY LENDER OR OTHER PERSON AGAINST THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER, EACH OTHER OBLIGOR AND EACH LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR, EXCEPT AS A RESULT OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

     15.24 Captions.

        The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

     15.25 Language

        The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. À la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date first above written.

Borrower:	AINSWORTH LUMBER CO. LTD.

	By:	/s/ Robert Allen

	Name:	Robert Allen
	Title:	Chief Financial Officer

Agent:	GMAC COMMERCIAL FINANCE CORPORATION - CANADA

	By:	/s/ Gregg C. Wise

	Name:	Gregg C. Wise
	Title:	Authorized Representative

Lender:	GMAC COMMERCIAL FINANCE CORPORATION - CANADA

Commitment in Revolving Credit Facility: $50,000,000	By:	/s/ Gregg C. Wise

Pro Rata Share: 100%	Name:	Gregg C. Wise
	Title:	Authorized Representative

SCHEDULES AND EXHIBITS

to the

LOAN AGREEMENT

between

AINSWORTH LUMBER CO. LTD.

as the Borrower

and

GMAC COMMERCIAL FINANCE CORPORATION – CANADA

as Agent and as a Lender

dated as of

March 15, 2004

List of Schedules and Exhibits

Schedule 1	Definitions

Exhibit A	Permitted Liens

Exhibit B	[Intentionally Blank]

Exhibit C	[Intentionally Blank]

Exhibit D	Locations

Exhibit E	Names of Obligors and Trade Styles

Exhibit F	Subsidiaries and Affiliates and jurisdiction of incorporation and qualification

Exhibit G	Financial Statements and Projections

- Exhibit G-1 Financial Statements

- Exhibit G-2 Projections

- Exhibit G-3 [Intentionally Blank]

- Exhibit G-4 Form of Certificate

- Exhibit G-5 Notice of Borrowing

- Exhibit G-6 Notice of Continuation/Conversion

Exhibit H	Material Agreements

Exhibit I	Environmental Matters

Exhibit J	Litigation

Exhibit K	Collective Bargaining Agreements and Labour Disputes

Exhibit L	Pension

Exhibit M	Additional Documents to be Delivered

Exhibit N	Capital Stock and Registered and Beneficial Ownership

Exhibit O	Bank Accounts

Exhibit P	Form of Assignment and Acceptance

SCHEDULE 1

Definitions

     “2004 Notes” means those notes, in a maximum aggregate principal amount of U.S.$210,000,000, issued by the Borrower pursuant to an indenture dated March 3, 2004 among the Borrower and The Bank of New York, as trustee.

     “2004 Note Transaction” means the transactions pursuant to which the 2004 Notes are issued, certain of the Senior Secured Notes are purchased by the Borrower, and the Senior Secured note indentures are amended, all as contemplated in the confidential offering memorandum of the Borrower dated February 27, 2004, and all having the effect of reducing the outstanding principal amount of the Notes to an amount no more than U.S.$215,000,000.

     “Account” means an Obligor’s right to payment for a sale or lease and/or delivery of goods or rendition of services.

     “Account Debtor” means each Person obligated in any way on or in connection with an Account.

     “Action Request” means any request received by any Obligor or any of its Subsidiaries from any Public Authority under any Environmental Law whereby such Public Authority requests that it take action or steps or do acts or things in respect of any property or assets in its charge, management or control to remediate a matter which is not or is alleged not to be in compliance with all Environmental Laws.

     “Affiliate” means: (a) any Person which, directly or indirectly, controls, is controlled by or is under common control with any Obligor; (b) any Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of voting stock or equity interest (including partnership interests) of any Borrower; (c) any Person, 10% or more of any class of the voting stock (or if such Person is not a corporation, 10% or more of the equity interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any Borrower or (d) any Person related within the meaning of the Income Tax Act of Canada to any such Person and includes any “Affiliate” within the meaning specified in the Canada Business Corporations Act on the date hereof. The term control (including the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

     “Agent” means GMAC CF and its assignees and Persons designated by it, in its capacity as agent for itself and the Lenders.

     “Agent Advances” has the meaning specified in Section 2.2(k).

     “Agent’s Liens” means collectively the Liens granted to the Agent and/or Lenders in the Collateral pursuant to this Agreement, the other Loan Documents, or any other agreement or instrument now or hereafter granted and/or entered into.

     “Ainsworth Family” means, collectively, Brian E. Ainsworth, D. Allen Ainsworth, Catherine E. Ainsworth, D. Michael Ainsworth, Douglas I. Ainsworth, David Ainsworth, Susan Ainsworth, and blood relations of any of them.

     “Applicable Margin” means the following percentages per annum, in the case of Prime Rate Loans, 0.5%; and (b) in the case of BA Equivalent Loans, 2.0%.

     “Assignee” has the meaning specified in Section 13.2(a).

     “Assignment and Acceptance” has the meaning specified in Section 13.2(b).

     “Assignor” has the meaning specified in Section 13.2(a).

     “Audit Fee” has the meaning specified in Section 15.9.

     “Availability” means, in respect of the Borrower: (a) the lesser at any point in time of: (i) the Maximum Revolving Credit Line; (ii) the sum of (A) 85% of Eligible Accounts, plus (B) the lesser of (y) 65% of the lower of cost or fair market value of Eligible Inventory and (z) 85% of the net orderly liquidation value of Eligible Inventory; less (b) without duplication and as determined by the Lender in the exercise of its good faith credit discretion (including duplication for amounts in respect of Liens or otherwise to the extent such amounts have been taken into account in determining Eligible Inventory or Eligible Accounts): (i) a reserve established for all amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or Lenders’ Liens, including without limitation, any such amounts due and not paid for vacation pay, any such amounts due and not paid under any legislation relating to workers’ compensation or to unemployment insurance, all amounts deducted or withheld and not paid and remitted under the Income Tax Act of Canada, all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan, the Pension Benefits Act or any similar legislation; (ii) a reserve in an amount determined by the Lender from time-to-time in respect of such portion of the Accounts as represents a sales or excise tax or goods and services tax; (iii) a reserve for all claims, charges and Liens, including in respect of rent, storage, processing and/or transport costs which have arisen or may arise, in respect of Inventory at premises not owned by the Borrower unless a waiver and access agreement satisfactory to the Lender shall have been received (to the extent such Inventory is Eligible Inventory); (iv) all other reserves which the Lender in the exercise of its good faith credit discretion deems necessary or desirable to maintain with respect to the Borrower, including, without limitation, in respect of any amounts which the Lender may be obligated to pay in the future for the account of the Borrower (the foregoing amount calculated by deducting (b) from (a) being hereinafter referred to as the “Borrowing Base”), less (c) the sum of: (i) the unpaid balance of Revolving Loans at that time; and (ii) the L/C Reserve provided, however, that each of the reserves under clause (b) shall be established (or not), and the amount thereof determined, by the Lender in the exercise of its good faith credit discretion and further provided that there shall be no duplication in the matters referenced in clauses (b) and (c) above.

     “BA Equivalent Interest Period” means, with respect to each BA Equivalent Loan, the period selected by the Borrower hereunder and being of one (1), two (2), three (3) or six (6) months’ duration, in each case commencing on the Drawdown Date, Conversion Date or Rollover Date with respect to the Drawdown or Rollover of or Conversion into such BA Equivalent Loan; provided that in any case the last day of each BA Equivalent Interest Period shall also be the first day of the next Interest Period and further provided that the last day of each BA Equivalent Interest Period shall be a Business Day and if the last day of a BA Equivalent Interest Period selected by the Borrower is not a Business Day, the Borrower shall be deemed to have selected a BA Equivalent Interest Period the last day of which is the Business Day next following the last day of the BA Equivalent Interest Period otherwise selected, unless such next following Business Day falls in the next calendar month in which event the Borrower shall be deemed to have selected a BA Equivalent Interest Period the last day of which is the Business Day next preceding the last day of the BA Equivalent Interest Period otherwise selected and further provided that the last BA Equivalent Interest Period hereunder shall expire on or prior to the Maturity Date (or, after any renewal of this Agreement as herein provided, the expiry date of any Renewal Term).

     “BA Equivalent Loan” means a Loan in Canadian Dollars in minimum amounts of principal of not less than CDN$500,000 and increments of CDN$500,000 made by the Lenders to the Borrower hereunder pursuant to a Drawdown, Rollover or Conversion, on which interest is payable under Section 3.1(b).

     “BA Rate” means, for the Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rate of interest quoted on the Business Day which is the first day of such Interest Period quoted on Reuters Service Page CDOR (or such other page as is a replacement page for such bankers’ acceptances) as of approximately 10:00 a.m. (Toronto time) on such Business Day as being the rate of interest of The Toronto-Dominion Bank for bankers’ acceptances in Canadian dollars for a face amount similar to the amount of the applicable BA Equivalent Loan and for a term similar to the applicable BA Equivalent Interest Period.

     “Borrower” has the meaning specified in the preambles and includes their successors and permitted assigns.

     “Borrowing” means a borrowing hereunder consisting of Revolving Loans made by the Lenders to the Borrower or by GMAC CF in the case of a borrowing funded by Non-Rateable Loans or by the Letter of Credit Issuer in the case of a borrowing consisting of Letters of Credit or by the Agent in the case of a borrowing consisting of an Agent Advance.

     “Borrowing Base” has the meaning specified in the definition of Availability.

     “Business Day” means any day that is not a Saturday, Sunday, or day on which banks in Toronto, Ontario are required or permitted to close.

     “Canadian Dollars” or “CDN Dollars” or “CDN$” means lawful currency of Canada.

     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Public Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

     “Capital Expenditures” means all payments due or accruing due (whether or not paid) during a Fiscal Year in respect of the cost (including expenditures on materials, contract labour and direct labour, but excluding expenditures properly chargeable to repairs and maintenance in accordance with GAAP) of any fixed asset or improvement, or replacement, substitution, or addition thereto, which have a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases.

     “Capital Lease” means any lease of Property that, in accordance with GAAP, should be reflected as a liability on the consolidated balance sheet of the Obligors.

     “Cash Dominion Event” means any of (i) any Revolving Loans to the Borrower are outstanding or (ii) an Event of Default has occurred and is continuing.

     “Cash Dominion System” has the meaning specified in Section 6.10.

     “Cash Proceeds” has the meaning specified in Section 6.10.

     “Closing Date” means the date of this Agreement.

     “Collateral” has the meaning specified in Section 6.1(a).

     “Collection Account Agreements” has the meaning specified in Section 6.10.

     “Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on the signature pages of this Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.2, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 13.2, and “Commitments” means, collectively, the aggregate amount of the commitments of all of the Lenders.

     “Consolidated Net Tangible Assets” means the total amount of assets of any Person on consolidated basis, including deferred pension costs, after deducting therefrom (i) all current liabilities (excluding any indebtedness classified as a current liability), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and financing costs and all other like intangible assets and (iii) appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person, all as set forth in the most recent balance sheet of such Person and its consolidated Subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.

     “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any hazardous or toxic constituent of any such substance or waste.

     “Continuation” means a continuation of a BA Equivalent Loan pursuant to the provisions of Section 2.4.

     “Continuation Date” means the date on which a Continuation takes place, which date shall be a Business Day.

     “Conversion” means the conversion of a Loan pursuant to the provisions of Section 2.4.

     “Conversion Date” means the date notified to the Agent by the Borrower in accordance with Section 2.4 as being the date on which the Borrower has elected to convert one type of Loan into another type of Loan and which shall be a Business Day.

     “Credit Support” has the meaning specified in Section 2.3(a).

     “Deadline” has the meaning specified in Section 6.10.

     “Debt” means, without duplication, all liabilities, obligations and indebtedness of any Borrower to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, and including, without in any way limiting the generality of the foregoing: (i) any Obligor’s liabilities and obligations to trade creditors; (ii) all Obligations; (iii) all obligations and liabilities of any Person secured by any Lien on any Obligor’s Property, even though an Obligor shall not have assumed or become liable for the payment thereof; provided, however, that if such obligations and liabilities are limited in recourse to such Property such obligations and liabilities shall be included in Debt only to the extent of the lesser of the obligations and liabilities and the book value of such Property as would be shown on a balance sheet of an Obligor prepared in accordance with GAAP; (iv) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to Property used or acquired by an Obligor even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such Property; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a consolidated balance sheet of the Obligor prepared in accordance with GAAP; (v) all accrued and unfounded pension fund and other employee benefit plan obligations and liabilities not satisfied by the investments held by the pension fund; (vi) all obligations and liabilities under Guarantees; and (vii) deferred taxes.

     “Default” means any event or condition which, with notice, the passage of time, the observance of any other formality, or any combination thereof, would constitute an Event of Default and includes, for the purposes hereof, an Event of Default.

     “Default Rate” has the meaning specified in Section 3.2.

     “Defaulting Lender” has the meaning specified in Section 2.2(i)(ii).

     “Depository Banks” has the meaning specified in Section 6.10.

     “Distribution” means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of Property (including any purchases, retractions, redemptions or other transactions made out of its treasury) in respect of capital stock of such corporation, other than distributions in capital stock of the same class; or (b) the redemption or other acquisition of any capital stock of such corporation.

     “Drawdown” means the drawdown of a Loan to be made pursuant to Article 2.

     “Drawdown Date” means the date (being a Business Day) on which a Drawdown is made.

     “Early Termination Fee” means a fee calculated as follows:

(a)	if termination occurs on or before the first (1st) date which is eighteen (18) months from the Closing Date, the sum of $500,000; or

(b)	if termination occurs there after, nil.

     “EBITDA” means, for any period of time, the Obligors’ net income (determined on a consolidated basis), before non-cash gains or losses and before all other extraordinary gains, plus the sum of (a) net income tax expense deducted by the Obligors in determining net income for such period, as determined in accordance with GAAP and reported on the Financial Statements for such period, (b) the depreciation and amortization expense deducted by the Obligors and Obligors in determining net income for such period, as determined in accordance with GAAP and reported on the Financial Statements for such year, and (c) interest expense of the Obligors deducted in determining net income for such period, as determined in accordance with GAAP and reported on the Financial Statements for such period.

     “Eligible Accounts” means the aggregate of the Net Face Amount of all Accounts created by the Obligors in the ordinary course of business which the Agent, in its sole discretion, determines to be acceptable for purposes of advances hereunder. Without limiting the Agent’s discretion, the following shall not be Eligible Accounts:

(a)	except as otherwise permitted by the Agent or this Agreement, Accounts which are outstanding for a period exceeding the lesser of (i) 30 days immediately following the due date (under normal industry terms), or (ii) 60 days immediately following the earlier of (A) delivery of the relevant Inventory or performance of the relevant services, or (B) the date of the relevant invoice;

(b)	Accounts in respect of which the Agent (if specifically requested by the Agent) has not been provided with both (i) the Account Debtor’s purchase order therefor and (ii) proof of delivery of the merchandise and/or services forming the object thereof, both in form and substance satisfactory to the Agent;

(c)	any portion of any Accounts (to the extent not already deducted in arriving at the Net Face Amount thereof) which may reduce the amount of such Accounts and/or may be deducted therefrom by the relevant Account Debtor including, without limitation, all discounts, rebates, allowances, credits or any other deductions applicable thereto;

(d)	Accounts which are owed by an Account Debtor to which the Obligor is indebted, but only to the extent to which the Obligor is indebted in any way, or to the extent to which the Account Debtor has made or asserted, or the Obligor has otherwise reported, any right of set-off, compensation, counterclaim, offset, discount, allowance, charge-back, rebate payable or contra claim by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Agent to waive all such rights; or if the Account Debtor thereunder has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, charge-back, counterclaim, offset, compensation, discount, allowance, rebate, dispute, or claim; or any Accounts to the extent of any unapplied credits;

(e)	Accounts owed by an Account Debtor which is an employee or an Affiliate of the Obligor, or which is an Intercompany Account;

(f)	Accounts with respect to which goods are placed on a consignment, guaranteed sale, “bill and hold”, sale or return, sale on approval, or other terms by reason of which the payment by the Account Debtor may be conditional;

(g)	Accounts which represents a re-billed (unless the previous account has been cancelled and replaced and the re-bill is dated the date of the replaced Account for aging purposes) or redated account;

(h)	Accounts owed by an Account Debtor if 50% or more of the aggregate dollar amount of outstanding Accounts owed at such time by such Account Debtor thereon is classified as ineligible under clause (a) hereof;

(i)	Accounts, the collection of which the Agent, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor’s financial condition;

(j)	Accounts with respect to which goods have not been shipped and billed to the Account Debtor, the services have not been performed and accepted by the Account Debtor or does otherwise not represent a final sale;

(k)	Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Obligor of the subject contract for goods or services;

(l)	Accounts with respect to which any of the representations, warranties, covenants, and agreements contained in Article 6 are not or have ceased to be complete and correct or have been breached;

(m)	Accounts owing by any Account Debtor which is either (i) a federal, provincial, state or municipal government or any agency or entity thereof, or (ii) situated outside of Canada or the United States of America, unless otherwise expressly agreed to in writing by the Agent and then on such terms and conditions as the Agent may, in its discretion, determine; and,

(n)	Accounts which are the object of any dispute, to the extent of such dispute (if such extent is clearly ascertainable).

     “Eligible Assignee” means (a) a bank, finance company or other lender (together with its Affiliates or branches), having total assets in excess of $1,000,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate (including a branch) of any Lender; and (d) if an Event of Default exists, any Person acceptable to the Agent in its good faith credit discretion.

     “Eligible Inventory” means Inventory which is either (i) landed, duty paid, located in Canada and in possession of an Obligor, or (ii) to be imported by Borrower or any Obligor into Canada and has been shipped under outstanding Letters of Credit, both consisting of (A) first quality finished goods owned by Borrower or any Credit Party and held for sale in the ordinary course of the Obligor’s business, (B) raw materials for such finished goods, which are in good condition and readily saleable, and (C) in the process of being converted from raw materials goods (ie. work in progress) which is, in the Agent’s sole determination, readily saleable and not customized to a particular customer’s specifications, all of which the Agent, in its sole discretion, determines to be acceptable for purposes of advances hereunder. Without limiting the Agent’s discretion, the following shall not be Eligible Inventory:

(a)	Inventory held on consignment or not otherwise owned by an Obligor with good, valid and marketable title thereto;

(b)	Inventory which is of a type no longer sold by an Obligor or used or consumed by the Obligor in the ordinary course of its business;

(c)	Inventory which is encumbered in favour of any Person whatsoever other than the Agent;

(d)	Inventory which is damaged or consists of goods returned or rejected by an Account Debtor;

(e)	subject to (C) above, Inventory which is in the process of being converted from raw material into finished goods, commonly known as “work in progress”;

(f)	Inventory which is, in the Agent’s reasonable determination, obsolete or slow moving, unmarketable, a restrictive custom item, a component not forming part of finished goods, spare parts, packing, shipping and storage materials, supplies used or consumed in Obligor’s business, “bill and hold” goods, defective goods or “seconds”; and,

(g)	Inventory which is located at any warehouse or any other location not owned by the Obligor unless (i) such Inventory is the object of the Agent’s Liens, and (ii) the owner of such warehouse or other location has executed and delivered a waiver of Lien and access agreement in form and substance satisfactory to the Agent.

     “Environmental Claims” means, with respect to any Person, any notice of violation or alleged violation, or notification that it, or any of its Subsidiaries is potentially responsible for investigation or cleanup of environmental conditions, demand letter, complaint, order, citation, action request, violation notice or other written notice with regard to any alleged or actual violation of any Environmental Laws affecting it or any Collateral.

     “Environmental Laws” means all federal, provincial, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, decisions, policies, guidelines, licenses, authorizations, decrees, orders and permits of, and agreements with, any Public Authority, in each case relating to environment, health, safety and land use matters, or the manufacture, processing, distribution, use, treatment, storage, disposal, packaging, labelling, transport, handling, containment, clean up or remediation of any Contaminant, in each case to the extent applicable to the Obligor any Guarantor or the Real Estate.

     “Environmental Lien” means a Lien in favour of any Public Authority or any other Person for (i) any liability under any Environmental Laws, or (ii) damages arising from, or costs incurred by such Public Authority in response to, a release, discharge or emission or threatened release, discharge or emission of a Material of Environmental Concern.

     “Event of Default” has the meaning specified in Section 11.1.

     “Existing Joint Ventures” means the High Level Joint Venture, Sk7ain Ventures Ltd. and Bridge River Logging, Tugus Timber Ltd. and Prince George Hardwood Ltd..

     “Facility Usage” means, with respect to any month, the quotient, expressed as a percentage, of (a) the sum of (i) the average closing daily balance outstanding of the Revolving Loans during such month and, (ii) the face amount of Letters of Credit and Credit Support, divided by (b) the Maximum Revolving Credit Line.

     “Financial Statements” means, according to the context in which it is used, the financial statements of each of the Obligors attached hereto as Exhibit G-1, and any other financial statements required to be given to the Agent and Lenders pursuant to this Agreement. Any such financial statements which this Agreement requires be audited, shall be so audited by any one of Ernst & Young, PriceWaterhouseCoopers, KPMG or Deloitte & Touche or such other auditor as approved by the Agent.

     “Fiscal Year” means each of the Obligor’s and the Guarantors’ fiscal year for financial accounting purposes, which will end on December 31.

     “Fixed Charge Ratio” means, for any period, as tested for the Obligors on a consolidated basis monthly on a rolling six (6) month basis, the ratio of (A) the consolidated EBITDA, less Capital Expenditures (except to the extent that such Capital Expenditures are directly and specifically financed by Persons other than Lenders); to (B) the sum of (i) all interest paid or payable within the applicable period by the Obligors, (ii) all amounts paid or payable within the applicable period by the Obligors as principal payments under Capital Leases, (iii) all capital repayments within the applicable period by the Obligors of any portion of Funded Debt (other than the Revolving Loans), (iv) all income taxes or taxes on capital paid or payable within the applicable period by the Obligors, and (v) all dividends, share redemptions, share retractions or other corporate distributions declared, made and/or paid within the applicable period by the Borrower.

     “Funded Debt” means Debt of the Obligors for borrowed money and Capital Lease obligations except Debt among the Obligors.

     “GAAP” means at any particular time with respect to the Obligor, generally accepted accounting principles as in effect at such time in Canada consistently applied, provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, “GAAP” shall refer to the principle which is then employed by the applicable Obligor with the concurrence of its independent public or chartered accountants, who are acceptable to the Agent provided further that, for the purposes of determining compliance with the financial covenants herein, “GAAP” means GAAP as at the date hereof.

     “GMAC CF” means GMAC Commercial Finance Corporation – Canada.

     “Guarantee” by any Guarantor or any Person means all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, or indemnify and/or save harmless any Person in respect of the payment or performance of any proceeding, claim, liability, indebtedness, dividend or other obligation of any other Person (the “guaranteed obligations”), or to assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any Property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease Property or to purchase any Debt or equity securities or other Property or services.

     “Guaranteed Obligations” means the obligations of any Guarantor to the Agent and the Lenders pursuant to the Guarantee required to be delivered pursuant to Section 9.16.

     “Guarantors” means, collectively, the Subsidiaries of the Borrower which have provided a Guarantee and security, as required pursuant to Section 9.16, and “Guarantor” means any of them.

     “High Level Joint Venture” means the joint venture between the Borrower and Grant Forest Products Corp. for the ownership and operation of the oriented strand board production facility at High Level, Alberta, conducted through Footner Forest Products Ltd., pursuant to a memorandum of understanding between such parties dated December 9, 1999.

     “Intercompany Accounts” means all assets and liabilities, however arising, which are due to any Obligor from, which are due from any Obligor to, or which otherwise arise from any transaction by any Obligor with, any Affiliate.

     “Interest Payment Date” means, with respect to each Loan, the earlier of (a) the date of repayment of the principal of such Loan, (b) the Conversion Date or Rollover Date of such Loan, (c) with respect to BA Equivalent Loans the last day of each applicable Interest Period, and (d) with respect to Prime Rate Loans and BA Equivalent Loans, the first day of each succeeding month after the making of such Loan.

     “Interest Period” means a BA Equivalent Interest Period.

     “Interest Rate” means each or any of the interest rates set forth in Section 3.1, including the Default Rate set forth in Section 3.2.

     “Inventory” means all of the Obligors’ now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, finished goods, returned goods, and materials and supplies, including spare parts, of any kind, nature or description which are or might be used or consumed in the Obligors’ business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

     “Issue Date” means the Business Day upon which the Letter of Credit Issuer issues a Letter of Credit at the request of the Obligor under and in accordance with Section 2.3.

     “Latest Projections” means: (a) on the Closing Date and thereafter until the Agent and Lenders receive new projections pursuant to Section 7.2(e), the projections of the Obligors consolidated balance sheets, statements of operations, and statements of cash flows on an annual basis and on a month-by-month basis for the first six (6) months after the Closing Date and on an annual basis for each year thereafter to and including December 31, 2003 attached hereto as Exhibit G-2; and (b) thereafter, the projections most recently received by the Agent and Lenders pursuant to Section 7.2(e).

     “L/C Fee” has the meaning specified in Section 2.3(j).

     “L/C Reserve” means in respect of the Obligor, a reserve equal to 100% of the undrawn amount of Letters of Credit issued on behalf of the Obligor.

     “Lenders” means, as of the date hereof, GMAC CF, and, subsequent to the date hereof, such other financial institutions, together with their respective successors and assigns, which become a party hereto as a lender by virtue of an assignment under Clause 13.2(a) hereof, and “Lender” means any of them.

     “Letter of Credit” means a CDN$ letter of credit (in conformity with the Uniform Customs and Practice for Documentary Credits) or standby letter of credit or letter of guarantee having an expiry date not later than the earlier of (i) the Maturity Date, and (ii) three hundred and sixty-five (365) days from the Issue Date thereof.

     “Letter of Credit Issuer” means GMAC CF or any other financial institution and acceptable to the Agent in its discretion that issues any Letter of Credit under this Agreement.

     “Lien” means: (a) any interest in Property securing an obligation owed to, or a claim by, a Person, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, hypothec, prior claim, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or from any law; and (b) to the extent not included under clause (a), (i) any rights of repossession or similar rights of unpaid suppliers, (ii) any reservation, exception, encroachment, easement, servitude, right-of-way, covenant, condition, restrictment, lease or other title exception or encumbrance affecting Property, and (iii) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting Property, choate or inchoate, whether or not crystallized or fixed, whether or not for amounts due or accruing due, arising by any statute or law of any jurisdiction, at common law, in equity or by any agreement.

     “Loan Documents” means this Agreement, the Security Agreements, the Collection Account Agreements, and each of the documents listed in Exhibit M and all other agreements, instruments and documents heretofore, now or hereafter entered into with or granted to the Agent and/or Lenders evidencing, securing, guaranteeing or otherwise relating to any Obligations, the Collateral, the Agent’s Liens or any other aspect of the transactions contemplated by this Agreement.

     “Loans” means, collectively, all loans and advances provided for in Article 2.

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and the Guarantors, taken as a whole, or the Collateral, taken as a whole, (b) a material impairment of the ability of the Borrower or any Guarantor to perform under any Loan Document to which it is a party and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

     “Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, petroleum or petroleum products.

     “Maturity Date” means the date which is five (5) years from the Closing Date.

     “Maximum Rate” has the meaning specified in Section 3.4.

     “Maximum Revolving Credit Line” means $50,000,000 as the same may be reduced in accordance with Section 11 of the Loan Agreement.

     “Net Borrowings” means that the amount of Revolving Loans outstanding plus the L/C Reserve exceeds the amount of cash then listed on the balance sheet of the Borrower.

     “Net Face Amount” means the gross amount of any Account less all discounts (which shall be determined by the Agent, in its discretion, where optional terms are given), returns, allowances, credits and/or reductions at any time applicable, taken or allowed and shall, under no circumstances whatsoever, exceed the amount actually owing by the Account Debtor.

     “Non-Rateable Loan” and “Non-Rateable Loans” have the meaning specified in Section 2.2(j).

     “Note Indentures” means, collectively, the indentures governing the 2004 Notes and each of the Senior Secured Notes.

     “Notes” means the outstanding Senior Secured Notes and the 2004 Notes and notes for unsecured debt issued by the Borrower subsequent to the Closing Date, the proceeds of which are used to purchase or otherwise repay the then outstanding principal amount of the Notes, and which is issued on terms no less favourable to the Agent and the Lenders than the Notes.

     “Notice of Borrowing” has the meaning specified in Section 2.2

     “Notice of Continuation/Conversion” has the meaning specified in Section 2.4.

     “Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties and debts owing by any Obligor to the Agent and/or any of the Lenders, under this Agreement or any other Loan Document, whether or not evidenced by any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, loan, guarantee, indemnification or otherwise, whether direct or indirect, absolute, matured or contingent, due or to become due, now existing or hereafter arising, created or incurred, primary or secondary, as principal or guarantor and including, without limitation, all interest, charges, expenses, fees, legal fees, filing fees and any other sums chargeable to any Obligor hereunder, under another Loan Document, or under any other agreement or instrument with the Agent or GMAC CF. “Obligations” includes, without limitation, the principal of and interest on all Loans, all debts, liabilities, and obligations now or hereafter owing from the Obligors to the Agent or the applicable Lender under or in connection with the Letters of Credit.

     “Obligors” means the Borrower and the Guarantors, and “Obligor” means any one of them.

     “Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

     “Overdraft Loan” has the meaning specified in Section 2.2(g).

     “Payment Accounts” has the meaning specified in Section 6.10.

     “PCO” means the Pension Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Public Authority empowered or created by the Pension Benefits Act of Ontario, and any Person responsible for performing similar or analogous functions in any other relevant jurisdiction.

     “Permitted Investments” means any of the following:

(a)	any Investment in an Obligor;

(b)	any Investment in Cash Equivalents;

(c)	any Investment by an Obligor in any Person, if as a result of such Investment:

(i)	such Person becomes a Guarantor; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Guarantor;

(d)	any Investment made as a result of the receipt of non-cash consideration from an asset sale permitted hereunder;

(e)	any acquisition of assets, shares, interests, participations, rights or other equivalents (however designated) in any Person or other securities solely in exchange for the issuance of shares, or warrants, options or other rights to acquire shares (but excluding any debt securities), of the Borrower;

(f)	any Investments received in compromise of claims, settlements of debts or disputes or satisfaction of judgments relating to obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(g)	currency or interest rate swaps, or other financial derivative instruments in the ordinary course of business and not for speculative purposes;

(h)	an Investment by an Obligor in a Permitted Joint Venture; provided that the aggregate amount of all Investments made pursuant to this clause (8) does not exceed US$3.0 million at any one time outstanding; and

(i)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) since the date of the indenture, not to exceed 5% of the Consolidated Net Tangible Assets of the Borrower.

     “Permitted Joint Venture” means the Existing Joint Ventures and any joint venture arrangement created by an Obligor, the primary purpose of which is to obtain fiber to supply the operations of an Obligor, provided that the Obligor own at least 40% of the equity interest in such arrangement.

     “Permitted Liens” means, without in any way subordinating any of the Agent’s Liens to the following: (a) Liens for taxes not yet payable or Liens for taxes being contested in good faith and by proper proceedings diligently pursued, in any case ranking subordinate to the Liens of the

Agent and Lenders and provided that a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the applicable Financial Statements, that a stay of enforcement of any such Lien is in effect and that no Event of Default has occurred in consequence thereof; (b) Liens in favour of the Agent and/or any of the Lenders; (c) PMSIs expressly permitted to be outstanding in accordance with Section 9.11; (d) Liens as described in Exhibit A hereto.

     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Public Authority, or any other entity.

     “Plan” means any pension or other employee benefit plan and which is: (a) a plan maintained by any Obligor or any Related Company; (b) a plan to which any Obligor or any Related Company contributes or is required to contribute; (c) a plan to which any Obligor or any Related Company was required to make contributions at any time during the five (5) calendar years preceding the date of this Agreement; or (d) any other plan with respect to which any Obligor or any Related Company has incurred or may incur liability, including contingent liability, either to such plan or to any Person, administration or Public Authority, including the PCO.

     “PMSI” means a purchase money security interest as defined in the PPSA in connection with the purchase or construction of new Property (other than Collateral), including plant, improvements and Equipment, to the extent limited to the new Property purchased or constructed and securing an amount not exceeding the purchase price or construction cost of such new Property and provided (i) such interest is perfected as of the date hereof or, (ii) with respect to which, all actions and matters required under the PPSA in order to enjoy the priorities of a “purchase money security interest” provided for in the PPSA have been complied with or (iii) such interest is subordinate to the Agent’s Liens.

     “PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

     “Premises” means the lands, together with all buildings, improvements, and fixtures thereon and all tenements, hereditament, and appurtenances belonging or in any way appertaining thereto as described in Exhibit D, and which constitutes all of the immovable and real Property in which any Obligor has any interests on the Closing Date.

     “Prime Rate” means the rate of interest publicly announced from time to time by The Toronto-Dominion Bank as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designated as its “prime” rate. It is a rate set by The Toronto-Dominion Bank based upon various factors including The Toronto-Dominion Bank’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. However, The Toronto-Dominion Bank may price loans at, above or below such announced rate.

     “Prime Rate Loan” means a Loan in Canadian Dollars made by the Lenders to the Obligor hereunder pursuant to a Drawdown, Rollover or Conversion, on which interest is payable under Section 3.1(a).

     “Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender under the Revolving Credit Facility, and the denominator of which is the aggregate amount of the Obligations owed to the Lenders under the Revolving Credit Facility, in each case giving effect to a Lender’s participation in Non-Rateable Loans and Agent Advances.

     “Proceeds” means all products and proceeds of any Collateral, and all proceeds of such proceeds and products, including, without limitation, all cash and credit balances, all payments under any indemnity, warranty, or guarantee payable with respect to any Collateral, all proceeds of fire or other insurance relating to the Collateral, and all money and other Property obtained as a result of any claims against third parties or any legal action or proceeding with respect to Collateral.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, moveable or immoveable, tangible or intangible.

     “Public Authority” means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation, commission, tribunal, committee, board or other instrumentality of any of the foregoing and includes, without limitation, any pension board.

     “Real Estate” means all of the present and future interests of the Obligors, as owner, lessee, or otherwise, in the Premises, including, without limitation, any interest arising from an option to purchase or lease the Premises or any portion thereof.

     “Receivables Collateral” means all of the Obligors’ now owned and hereafter arising or acquired Accounts (whether or not earned by performance or passage of time), including Accounts owed to any Obligor by any of its Subsidiaries or Affiliates, together with all interest, late charges, penalties, collection fees, and other sums which shall be due and payable in connection with any Account; accounts, contract rights, chattel paper, instruments, documents, general intangibles and all forms of obligations owing to any Obligor (including, without limitation, in respect of loans, advances, and extensions of credit by any Obligor to its Subsidiaries and Affiliates); guarantees, letters of credit and other security for any of the foregoing; goods represented by or the sale, lease or delivery of which gave rise to any of the foregoing; merchandise returned to or repossessed by any Obligor and rights of stoppage in transit, replevin and reclamation; and other rights or remedies of an unpaid vendor, lien or secured party.

     “Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

     “Related Company” means any corporation which would be treated as a single employer for the purposes of any Plan or which is an “employer” or “related employer” or “participating employer” for the purposes of any Plan.

     “Required Lenders” means at any time lenders whose pro rata shares aggregate more than 50%, as such percentage is determined under the definition of Pro Rata Share set forth herein.

     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Public Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     “Revolving Credit Facility” has the meaning specified in Section 2.2(a).

     “Revolving Loans” has the meaning specified in Section 2.2(b).

     “Senior Secured Notes” means, collectively, (a) the 12.5% senior secured notes of the Borrower outstanding pursuant to an indenture dated as of July 10, 1997 among the Borrower, the Original Guarantor and The Bank of New York, as trustee, as amended by a First Supplemental Indenture dated as of February 14, 2001 and a Second Supplemental Indenture dated as of December 21, 2001, and (b) the 13.875% senior secured notes of the Borrower outstanding pursuant to an indenture dated as of December 21, 2001 among the Borrower, the Original Guarantor and The Bank of Nova Scotia Trust Company of New York, as trustee.

     “Settlement” and “Settlement Date” have the meanings specified in Section 2.2(i).

     “Solvent” means when used with respect to any Person that at the time of determination: (a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and(c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted. For purposes of determining whether a Person is

Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     “Steen Reorganization” means the transaction or series of transactions whereby the Borrower and Steen River Forest Products Ltd. completes the wind-up of Steen River Forest Products Ltd. into the Borrower.

     “Subsidiary” means any corporation of which more than 50% of the outstanding securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions), is at the time, directly or indirectly through one or more intermediaries, owned by any Obligor.

     “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income, capital or net worth by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

     “Term” has the meaning specified in Article 12.

     “Termination Event” means: (a) the withdrawal of any Obligor or any Related Company from a Plan during a plan year; or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination; or (d) any issuance of a notice of proposal to windup any Plan or notice of proposal to appoint an administrator for any Plan; or (e) the institution of proceedings by any Public Authority to terminate or have a trustee appointed to administer a Plan; or (f) any other event or condition which might constitute grounds for the termination of, winding up or the appointment of a trustee to administer, any Plan.

     “Unused Letter of Credit Subfacility” means an amount equal to $30,000,000 minus the sum of (a) 100% of the aggregate undrawn amount of all outstanding Letters of Credit plus (b) without duplication, the aggregate unpaid reimbursement obligations with respect to all Letter of Credit.

     “Unused Line Fee” has the meaning specified in Section 3.3.

     “Unused Line Fee Percentage” means the following percentages:

Facility Usage	Unused Line Fee Percentage
≤25%	0.625%
>25% but ≤ 50%	0.5%
>50%	0.45%

     “Violation Notice” means any notice received by any Obligor from any Public Authority under any Environmental Law that the applicable Obligor or any of its property and assets is not in compliance with the requirements of any Environmental Law.

     “U.S. Dollars” or “U.S.$” means lawful currency of the United States of America.

EXHIBIT A

Permitted Liens

(a)	Liens in favour of the Borrower or another Obligor;

(b)	Liens securing Debt related to letters of credit, interest rate swap or other financial derivative instruments entered into in the ordinary course of business and not for speculative purposes; provided, that such Liens are only secured by specifically pledged cash or cash equivalents with a market value not exceeding 105% of the relevant Debt;

(c)	Liens on property existing at the time of acquisition of the property by an Obligor, provided (i) such Liens were in existing at the time of contemplation of the acquisition and (ii) such Liens do not extend to the Collateral;

(d)	Liens on the equity interest of Permitted Joint Ventures owned by an Obligor securing Debt of such Permitted Joint Venture not otherwise prohibited by the Loan Agreement;

(e)	Undetermined or inchoate Liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which the Agent has been given notice, and for which satisfactory reserves have been established, or which relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person,

(f)	a general security agreement between Ainsworth and Grant securing the obligations of Ainsworth or its subsidiaries under the High Level Memorandum of Agreement or similar documents relating to the High Level Joint Venture, provided such general security interest was fully subordinate to the Liens of the Agent and the Lenders, on terms satisfactory to the Agent, acting reasonably; and

(g)	Other Liens approved by the Required Lenders.

EXHIBIT B

[Intentionally Blank]

EXHIBIT C

[Intentionally Blank]

EXHIBIT D

LOCATIONS

EXHIBIT E

NAMES OF OBLIGORS AND TRADE STYLES

EXHIBIT F

SUBSIDIARIES AND AFFILIATES AND
JURISDICTION OF INCORPORATION AND QUALIFICATION

EXHIBIT G

FINANCIAL STATEMENTS AND PROJECTIONS

EXHIBIT G-1

FINANCIAL STATEMENTS

EXHIBIT G-2

PROJECTIONS

EXHIBIT G-4

FORM OF CERTIFICATE

TO:	GMAC Commercial Finance Corporation – Canada, as agent (the “Agent”), for itself as Lender and the other Lenders under the Loan Agreement (as defined below)

RE:	Ainsworth Lumber Co. Ltd. (the “Borrower”)
[Monthly/Quarterly/Annual] Financial Statements

DATED:	•

     This Certificate is furnished in accordance with the requirements of the loan agreement dated as of March 15, 2004 (as amended, restated, modified, supplemented, renewed or replaced from time to time, the “Loan Agreement”) entered into between the Borrower, the Agent and the Lenders, and is subject to the terms and conditions of the Loan Agreement:

     The undersigned, the Chief Financial Officer of the Borrower hereby certifies to the Lender, without personal liability, based on my examination of the attached financial statements that:

1.	This Certificate is given in respect of [Monthly/Quarterly/Annual] financial statements.

2.	The attached financial statements are complete and accurate.

3.	All representations and warranties made by the Borrower in the Loan Agreement and all other Loan Documents are correct and complete as of the date hereof, as if made as of the date hereof [except as described in the schedule appended hereto].

4.	Each of the Obligors is, as of the date hereof, in compliance with all of the covenants and agreements in the Loan Agreement and all other the Loan Documents [except as described in the schedule appended hereto].

5.	Either:

An Event of Default has not occurred.

or

An Event of Default has occurred as described in the schedule appended hereto.

(delete inapplicable)

6.	The calculations appended hereto, in relation to requirements or restrictions imposed by Section 9.18 and 9.19 of the Loan Agreement :

either

(a)	Demonstrate that the Borrower is in full compliance with those requirements or restrictions

or

(b)	Demonstrate that the Borrower is not in full compliance with the requirements or restrictions as more particularly set out in the calculations appended as Schedule .

(delete inapplicable) (append calculations for the Sections noted).

The foregoing is hereby certified to and in accordance with the terms of the Loan Agreement.

Per:

Name:
Title:	Chief Financial Officer

EXHIBIT G-5

NOTICE OF BORROWING

TO:	GMAC Commercial Finance Corporation — Canada, as agent (the “Agent”), for itself as Lender and the other Lenders under the Loan Agreement (as defined below)

RE:	Ainsworth Lumber Co. Ltd.

DATED:	•

     The undersigned, Ainsworth Lumber Co. Ltd. (the “Borrower”), refers to the Loan Agreement dated as of March 15, 2004, by and between the Borrower, the Agent and the Lenders (as amended, restated, modified, supplemented, renewed or replaced from time to time, the “Loan Agreement”), and gives notice pursuant to Section 2.2 thereof that the Borrower requests a Drawdown under the Loan Agreement, and, in that connection set forth below the information relating to such Drawdown (the “Proposed Drawdown”) as required by Section 2.2(b) of the Loan Agreement. All capitalized terms defined in the Loan Agreement and not otherwise defined herein have the same meaning as in the Loan Agreement.

1.	The Drawdown Date of the Proposed Drawdown, being a Business Day, is: •

2.	The aggregate amount of the Proposed Drawdown is: $•

3.	The Proposed Drawdown is requested to a made as a [Prime Rate Loan/BA Equivalent Loan].

[In the case of a BA Equivalent Loan:

4.	The requested BA Equivalent Interest Period for the Proposed Drawdown is [one/two/three/six] months. ]

     The undersigned hereby certifies for and on behalf of the Borrower, without personal liability, that (a) the representations and warranties of the Borrower contained in the Loan Agreement and other Loan Documents are correct and complete as though made on and as of the date hereof and (b) no Event of Default has occurred and is continuing or would result from the making of the Proposed Drawdown.

AINSWORTH LUMBER CO. LTD.
Per:

Name:
Title:

EXHIBIT G-6

NOTICE OF CONTINUATION/CONVERSION

TO: GMAC Commercial Finance Corporation – Canada, as agent (the “Agent”), for itself as Lender and the other Lenders under the Loan Agreement (as defined below)

RE: Ainsworth Lumber Co. Ltd.

DATED: •

     The undersigned, Ainsworth Lumber Co. Ltd. (the “Borrower”), refers to the Loan Agreement dated as of March 15, 2004, by and between the Borrower, the Agent and the Lenders (as amended, restated, modified, supplemented, renewed or replaced from time to time, the “Loan Agreement”), and gives notice pursuant to Section 2.4 thereof that the Borrower requests a [Continuation/Conversion] of [Prime Rate Loans/BA Equivalent Loans] under the Loan Agreement, and, in that connection set forth below the information relating to such [Continuation/Conversion] as required by Section 2.4(b) of the Loan Agreement. All capitalized terms defined in the Loan Agreement and not otherwise defined herein have the same meaning as in the Loan Agreement.

5.	The proposed [Continuation Date/Conversion Date], being a Business Day [and, in the case of BA Equivalent Loans to be converted or continued, is the last day of the applicable Interest Period], is: •

6.	The aggregate amount of [Prime Rate Loans/BA Equivalent Loans] to be converted to [BA Equivalent Loans/ Prime Rate Loans] is: $•

or:

7.	The aggregate amount of BA Equivalent Loans to be continued is: $•

8.	The [Prime Rate Loans/BA Equivalent Loans] are to be converted to [BA Equivalent Loans/ Prime Rate Loans].

[In the case of conversion to or continuation of BA Equivalent Loans:

9.	The requested BA Equivalent Interest Period for the proposed [Continuation/Conversion] is [one/two/three/six] months. ]

     The undersigned hereby certifies for and on behalf of the Borrower, without personal liability, that (a) the representations and warranties of the Borrower contained in the Loan Agreement and other Loan Documents are correct and complete as though made on and as of the date hereof and (b) no Event of Default has occurred and is continuing or would result from the making of the proposed Continuation/Conversion.

AINSWORTH LUMBER CO. LTD.

Per:

Name:
Title:

EXHIBIT H

MATERIAL AGREEMENTS

EXHIBIT I

ENVIRONMENTAL MATTERS

EXHIBIT J

LITIGATION

EXHIBIT K

COLLECTIVE BARGAINING AGREEMENTS

AND LABOUR DISPUTES

EXHIBIT L

PENSION

EXHIBIT M

ADDITIONAL DOCUMENTS TO BE DELIVERED

1.	Security Agreement re: Receivables, Collateral & Inventory

2.	Collection Account Agreement

3.	Telephonic Transmission Agreement

4.	Wire Transfer Agreement

5.	Funds Transfer Telephone Instruction Authorization

6.	Letter of Credit Agreement

EXHIBIT N

CAPITAL STOCK AND REGISTERED

AND BENEFICIAL OWNERSHIP OF SUBSIDIARIES

EXHIBIT O

BANK ACCOUNTS

EXHIBIT P

FORM OF ASSIGNMENT AND ACCEPTANCE

TO:	GMAC COMMERCIAL FINANCE CORPORATION – CANADA, as agent (the “Agent”), for itself as Lender and the other Lenders under the Loan Agreement (as defined below)

AND TO:	AINSWORTH LUMBER CO. LTD.

     WHEREAS Ainsworth Lumber Co. Ltd. (the “Borrower”), GMAC Commercial Finance Corporation — Canada and such other banks or financial institutions as may become lenders from time to time, as lenders, (the “Lenders”) and GMAC Commercial Finance Corporation — Canada, as agent, (the “Agent”) entered into a Loan Agreement dated as of March 15, 2004 (as amended, restated, modified, supplemented, renewed or replaced from time to time, the “Loan Agreement”);

     AND WHEREAS pursuant to and in accordance with Sections 13.2 of the Loan Agreement the undersigned Lender may assign or transfer to another Person all or a rateable portion of all its right, benefits and obligations under the Loan Agreement, provided, if prior to the occurrence of an Event of Default, such Lender has the prior consent of the Borrower, such consent not to be unreasonably withheld. No assignment (other than an assignment of all of the assigning Lender’s rights, benefits and obligations under the Loan Agreement) shall be for, or shall result in such Lender holding a Commitment of less than 20% of the Maximum Revolving Credit Line;

     AND WHEREAS the undersigned Lender (the “Assignor”) wishes to assign and to transfer to • (the “Assignee”) certain of the rights, benefits and obligations of the Assignor under the Loan Agreement specified herein;

     NOW THEREFORE in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor and the Assignee agree as follows:

1. All capitalized terms defined in the Loan Agreement and not otherwise defined herein have the same meaning as in the Loan Agreement.

2. The Assignor with respect to the Commitment, being •% of the principal amount of outstanding Loans made by such Lender as of the date hereof, in any case, or if such Commitment should have terminated, $•, assigns and transfers to the Assignee •% of the rights, benefits and obligations of the Assignor (being $•) of the principal amount of the Assignor’s Commitment (collectively the “Transferred Rights, Benefits and Obligations”).

3. The Assignee, upon payment of the agreed amount therefor to the Assignor in immediately available funds as such parties shall have agreed, accepts the transfer of the Transferred Rights, Benefits and Obligations (the “Transfer”) and accepts and assumes the Transferred Rights, Benefits and Obligations (the "Assumption”).

4. Upon the effectiveness of such Transfer, the Assignor’s share of the total Commitments shall be •% and the Assignee’s share of the total Commitments shall be •%.

5. The Transfer and the Assumption are governed by and subject to Sections 13.2 of the Loan Agreement.

6. The Assignee acknowledges and confirms that it has not relied upon and that the Assignor has not made any representation or warranty whatsoever as to the due execution, legality, effectiveness, validity or enforceability of the Loan Agreement or any other Loan Documents or other documentation or information delivered by the Assignor to the Assignee in connection therewith or for the performance thereof by any party thereto or for the financial condition of the Obligors. All representations, warranties and conditions express or implied by law or otherwise are hereby excluded.

7. The Assignee represents and warrants that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Obligors and has not relied and will not hereafter rely on the Assignor to appraise or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Obligors.

8. Each of the Assignor and the Assignee represents and warrants to the other, that it has the capacity and power to enter into the Transfer and the Assumption in accordance with the terms hereof and to perform its obligations arising therefrom, and all action required to authorize the execution and delivery hereof and the performance of such obligations has been duly taken.

9. This Transfer Certificate may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10. This Transfer Certificate shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

     DATED this                                       day of                    , 200                   .

ASSIGNOR	ASSIGNEE
Per:	Per:

Name:	Name:
Title:	Title:

     The Borrower hereby acknowledges and confirms that (i) it consents to the assignment by the Assignor to the Assignee in accordance with the applicable provisions of the Loan Agreement and (ii) that the Borrower has received an executed copy of this Transfer Certificate.

     DATED this                                       day of                    , 200                   .

AINSWORTH LUMBER CO. LTD.
Per:

Name:
Title:

SENIOR SECURED CREDIT FACILITIES

AINSWORTH LUMBER CO. LTD.
as Borrower

- and -

GMAC COMMERCIAL FINANCE CORPORATION - CANADA
as Agent and as a Lender

- and -

AINSWORTH ENGINEERED CORP.

as Corporation

FIRST AMENDING AGREEMENT TO LOAN AGREEMENT
AND ACCESSION AGREEMENT

Dated as of May 19, 2004

FIRST AMENDING AGREEMENT

     First Amending Agreement and Accession Agreement (the “Amending Agreement”) dated as of May 19, 2004, among Ainsworth Lumber Co. Ltd., as borrower (the “Borrower”), GMAC Commercial Finance Corporation — Canada, as agent (the “Agent”), the financial institutions party to the Loan Agreement, as lenders and AINSWORTH ENGINEERED CORP., a corporation amalgamated under the laws of Nova Scotia (the “Corporation”).

     WHEREAS GMAC Commercial Finance Corporation — Canada, as Agent, and such financial institutions as may from time to time be parties to the Loan Agreement as lenders (collectively, together with GMAC Commercial Finance Corporation — Canada, in its capacity as a lender, the “Lenders”) agreed to make certain credit facilities available to the Borrower upon the terms and conditions contained in that certain loan agreement among, inter alia, the Borrower, the Agent and the Lenders dated as of March 15, 2004 (the “Loan Agreement”);

     AND WHEREAS the Borrower has requested of the Agent and the Lenders that the Loan Agreement be amended as hereinafter provided and the Agent and the Lenders have agreed to such amendments to the Loan Agreement on the terms and conditions set forth in this Amending Agreement;

     AND WHEREAS pursuant to Section 9.16 of the Loan Agreement, the Corporation is to become a party to the Loan Agreement;

     NOW THEREFORE in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used in this Amending Agreement and not otherwise defined shall have the respective meanings attributed to them in the Loan Agreement.

2. Amendment to Definition section in Schedule 1 of Loan Agreement. The definition section in Schedule 1 of the Loan Agreement is amended effective as of this date by adding the following definition of “May 2004 Notes” immediately after the definition of “Maximum Revolving Credit Line”:

“May 2004 Notes” means those notes, in a maximum aggregate principal amount of U.S.$                                                         , issued by the Borrower pursuant to an indenture dated May                    , 2004 among the Borrower and                                                                                                , as trustee. “

3. Amendment to Definition of “Note Indentures” in Schedule 1 of the Loan Agreement. The definition of “Note Indentures” in Schedule 1 of the Loan Agreement is amended effective as of this date by adding the words “, the May 2004 Notes” immediately after the words “the 2004 Notes” therein.

4. Amendment to Definition of "Notes” in Schedule 1 of the Loan Agreement. The definition of “Notes” in Schedule 1 of the Loan Agreement is amended effective as of this date by adding the words “, the May 2004 Notes” immediately after the words “Senior Secured Notes” therein.

5. Amendment to Section 8.9 of the Loan Agreement. Section 8.9 of the Loan Agreement is amended effective as of this date by adding the words “and the May 2004 Notes” immediately after the words “(c) the 2004 Notes”.

6. Amendment to Exhibit D of the Loan Agreement. Exhibit D of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit D attached hereto, effective as of the date hereof.

7. Amendment to Exhibit E of the Loan Agreement. Exhibit E of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit E attached hereto, effective as of the date hereof.

8. Amendment to Exhibit F of the Loan Agreement. Exhibit F of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit F attached hereto, effective as of the date hereof.

9. Amendment to Exhibit H of the Loan Agreement. Exhibit H of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit H attached hereto, effective as of the date hereof.

10. Amendment to Exhibit I of the Loan Agreement. Exhibit I of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit I attached hereto, effective as of the date hereof.

11. Amendment to Exhibit J of the Loan Agreement. Exhibit J of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit J attached hereto, effective as of the date hereof.

12. Amendment to Exhibit K of the Loan Agreement. Exhibit K of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit K attached hereto, effective as of the date hereof.

13. Amendment to Exhibit L of the Loan Agreement. Exhibit L of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit L attached hereto, effective as of the date hereof.

14. Amendment to Exhibit N of the Loan Agreement. Exhibit N of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit N attached hereto, effective as of the date hereof.

15. Amendment to Exhibit O of the Loan Agreement. Exhibit O of the Loan Agreement shall be deleted in its entirety and replaced by Exhibit O attached hereto, effective as of the date hereof.

16. Admission and Recognition of the Corporations as Guarantors. The parties acknowledge and agree that the Corporation is, by virtue of execution of this Amending Agreement, as and from this date a party to the Loan Agreement as a Guarantor and bound by the terms, conditions and covenants and entitled to the benefits thereof as if it were an original party thereto.

17. Conditions to Effectiveness. This Amending Agreement shall become effective as of the first date written above (the “Amendment Effective Date”) upon the condition precedent that the Agent shall have received the following, in form, substance and dated as of a date satisfactory to the Agent and Lenders:

(i)	duly executed counterparts hereof which, when taken together, bear the authorized signatures of the Borrower, the Corporation, each Lender and the Agent;

(ii)	a duly executed guarantee executed by the Corporation;

(iii)	a duly executed security agreement executed by the Corporation;

(iv)	a certified copy of (a) the constating documents of the Borrower and the Corporation; (b) the resolutions of the board of directors of the Borrower and the Corporation approving the entering into and completion of all transactions contemplated by this Amending Agreement and the Loan Documents to which it is a party; and (c) incumbency certificate;

(v)	a certificate of status, compliance or like certificate with respect to the Borrower and the Corporation issued by the appropriate governmental agency;

(vi)	a certified copy of the Indenture dated_______, 2004 among the Borrower and_______, as trustee;

(vii)	certified copies of all insurance policies maintained by the Corporation under terms and conditions satisfactory to Agent together with certificates of insurance and appropriate endorsements naming Agent as loss payee and/or first mortgage, as appropriate;

(viii)	satisfactory opinions of the respective counsel to the Borrower and the Corporation, as to such matters as the Agent may request;

(ix)	evidence of Personal Property Security Act registrations in such jurisdictions as the Agent may require;

(x)	such other certificates and documentation as the Agent may reasonably request; and

(xi)	the payment by the Borrower, of all reasonable legal fees and disbursements incurred by the Agent and the Lenders in connection with this Amending Agreement.

18. Representations. The Borrower and the Corporation represent and warrant to the Lenders and the Agent that, as of the Amendment Effective Date:

(i)	This Amending Agreement has been duly authorized, executed and delivered by the Borrower and the Corporation, and the Loan Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Borrower and the Corporation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ii)	The representations and warranties of the Borrower and the Guarantors set forth in each Loan Document (including this Amending Agreement) are true and correct on and as of the Amendment Effective Date. Upon the effectiveness of this Amending Agreement, the Borrower and the Guarantors will be in full compliance with the covenants (as amended by this Amending Agreement) in each Loan Document; and

(iii)	No Default or Event of Default has occurred.

19. Reference to and Effect on Loan Agreement. On and after this date, each reference in the Loan Agreement to “this Agreement” and each reference to the Loan Agreement in the Loan Documents and any and all other agreements, documents and instruments delivered by any of the Lenders, the Agent, the Borrower, any Obligor or any other Person shall mean and be a reference to the Loan Agreement as amended by this Amending Agreement. Except as specifically amended by this Amending Agreement, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed.

20. No Waiver, etc. The execution, delivery and effectiveness of this Amending Agreement shall not, except as expressly provided, operate as a waiver of any right, power or remedy of the Agent or any of the Lenders under any of the Loan Documents nor constitute a waiver of any provision of any of the Loan Documents.

21. Governing Law. This Amending Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

22. Counterparts. This Amending Agreement may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

23. Expenses. The Borrower agrees to reimburse the Agent for its out-of-pocket expenses in connection with this Amending Agreement, including the reasonable legal fees and disbursements of Ogilvy Renault, counsel for the Agent.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Amending Agreement to be executed by their respective authorized officers as of the date first above written.

AINSWORTH LUMBER CO. LTD., as Borrower

By: /s/ Authorized Officer

AINSWORTH ENGINEERED CORP., as the Corporation

By: /s/ Authorized Officer

GMAC COMMERCIAL FINANCE CORPORATION — CANADA, as Agent

By: /s/ Authorized Officer

GMAC COMMERCIAL FINANCE CORPORATION — CANADA, as Lender

By: /s/ Authorized Officer